UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☑    Definitive Proxy Statement

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☐    Soliciting Material Pursuant to Section 240.14a-12

MERCANTILE BANK CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)

To our Shareholders:

The 2019 annual meeting of shareholders of Mercantile Bank Corporation will be held at Kent Country Club, 1600 College Avenue NE, Grand Rapids, Michigan 49505 on Thursday, May 23, 2019, at 9:00 a.m. local time. The meeting is being held for the purpose of considering and voting on the following matters:

1.	Election of seven directors, each for a one-year term.

2.	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2019.

3.	An advisory vote to approve the compensation of our named executive officers disclosed in this proxy statement.

4.	An advisory vote on the frequency of advisory approval of the compensation of our named executive officers.

5.	Any other business that may properly be brought before the meeting or any adjournment of the meeting.

All shareholders of record at the close of business on Monday, March 25, 2019 are entitled to notice of and to vote at the meeting, and any postponements or adjournments of the meeting.

Your vote is important. We urge you to submit your proxy (1) over the internet, (2) by telephone or (3) by mail, whether or not you plan to attend the meeting in person. For specific instructions, please refer to the questions and answers beginning on the first page of the proxy statement and the instructions on the proxy card relating to the annual meeting. We would appreciate receiving your proxy by Friday, May 10, 2019.

By Order of the Board of Directors,

Michael H. Price
Chairman of the Board
Dated: April 5, 2019

MERCANTILE BANK CORPORATION	2019 PROXY STATEMENT	3

PROXY SUMMARY

This summary highlights information contained elsewhere in the proxy statement of Mercantile Bank Corporation (“we,” “our,” “Company” or “Mercantile”). This summary provides an overview and is not intended to contain all the information that you should consider before voting.

We encourage you to read the entire proxy statement for more detailed information on each topic prior to casting your vote.

MEETING INFORMATION

Meeting:	Annual Meeting of Shareholders
Date:	Thursday, May 23, 2019
Time:	9:00 a.m., Eastern Time
Location:	Kent Country Club, 1600 College Avenue NE, Grand Rapids, Michigan 49505
Record Date:	March 25, 2019

GENERAL INFORMATION

Stock Symbol:	MBWM
Exchange:	NASDAQ Global Select
Common Stock Outstanding	16,420,836 (as of record date)
Registrar & Transfer Agent:	Computershare Trust Company, N.A.
Website:	www.mercbank.com

OVERVIEW OF VOTING MATTERS

PROPOSALS		BOARD RECOMMENDATION
1.	Election of seven directors, each for a one-year term.	FOR each Nominee
2.	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2019.	FOR
3.	An advisory vote to approve the compensation of our named executive officers disclosed in this proxy statement.	FOR
4.	An advisory vote on the frequency of advisory approval of the compensation of our named executive officers.	FOR ONE YEAR
5.	Any other business that may properly be brought before the meeting or any adjournment of the meeting.

4	MERCANTILE BANK CORPORATION	2019 PROXY STATEMENT

DIRECTOR NOMINEES

Additional details about each of the director nominees can be found beginning on page 15.

Director	Director Age	Director Since	Audit Committee	Compensation Committee	Governance & Nominating Committee
David M. Cassard	65	2001
Edward J. Clark	74	1998
Michelle L. Eldridge	54	2016
Jeff A. Gardner	67	2014
Edward B. Grant	69	2014
Robert B. Kaminski, Jr. *	57	2016
Michael H. Price *	62	1997
TOTAL MEETINGS IN 2018			4	5	3

* Non-independent Directors

MEMBER

CHAIR

HOW TO VOTE

Your vote is important. We urge you to submit your proxy (1) over the internet, (2) by telephone or (3) by mail, whether or not you plan to attend the meeting in person. For specific instructions, please refer to the questions and answers beginning on the first page of the proxy statement and the instructions on the proxy card relating to the annual meeting. We would appreciate receiving your proxy by Friday, May 10, 2019.

INTERNET	TELEPHONE OR CELLPHONE	MAIL

1.	Go to: www.envisionreports.com/MBWM.	Call toll free	If you wish to vote by mail,
2.	Click on Cast Your Vote.	1-800-652-VOTE (8683)	send your completed and signed
3.	Follow the instructions to log in.		proxy card using the enclosed
4.	Make your selections as instructed on each screen for your delivery preferences.	within the USA, US territories and Canada	envelope.
5.	Vote your shares.

Votes submitted electronically must be received by 1:00 am, Central Time, on May 23, 2019.

On April 5, 2019, we began sending our shareholders a Notice Regarding the Internet Availability of Proxy Materials.

MERCANTILE BANK CORPORATION	2019 PROXY STATEMENT	5

OUR COMPENSATION PHILOSOPHY

Our philosophy in setting compensation policies for executive officers is to align pay with performance, while at the same time providing competitive compensation that will attract and retain executive talent. Our Compensation Committee believes that executive compensation should be directly linked to continuous improvements in corporate performance and increasing shareholder value over the long term. Our executive compensation program includes the following primary elements:

●	Base salary
●	Short-term incentive compensation
●	Long-term incentive compensation
●	Other benefits
●	The equity-based plans encourage our executive officers and other employees to focus on increasing shareholder value over a period of years.
●	The deferred compensation and 401(k) plans provide helpful ways for our employees to save for retirement.
●

Bonus plans are typically based on a variety of metrics tied to improving our performance, and contain "claw-back" provisions if the executive officer or employee engages in certain activities or a payout is based on materially inaccurate financial statements or other materially inaccurate performance metric criteria.

The Compensation Discussion and Analysis (CD&A) section beginning on page 25 gives a more detailed description of the Company’s compensation policies and practices.

2018 EXECUTIVE COMPENSATION SUMMARY

	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- qualified Deferred Compensation Earnings	All Other Compensation	Total Compensation
Executive Officer	($)	($)	($)	($)	($)	($)	($)
Michael H. Price	84,663	--	143,947	21,202	1,418	35,189	286,419
Robert B. Kaminski, Jr.	478,500	--	249,501	167,475	74	55,716	951,266
Charles E. Christmas	364,000	--	168,710	111,475	--	48,258	692,443
Raymond E. Reitsma	346,526	--	166,864	106,124	--	57,344	676,858
Lonna L. Wiersma	262,895	--	94,760	63,259	--	41,662	462,576
Robert T. Worthington	245,000	--	103,933	69,672	577	30,129	449,311

CORPORATE GOVERNANCE HIGHLIGHTS

●	All directors attended at least 82% of the Board meetings and committee meetings during 2018;
●	Code of Ethics policy is in place for all directors, officers and employees;
●	Majority of directors are independent;
●	Chairman of the Board and Chief Executive Officer are separate positions; and
●	Ongoing and active risk oversight is performed by the Board and committees.

6	MERCANTILE BANK CORPORATION	2019 PROXY STATEMENT

BOARD OF DIRECTORS	•	Majority of directors are independent
	•	Board consists of directors with a mix of tenures, including founding members who have actively overseen the Company’s strategic journey through various business cycles and have a deep knowledge of the Company
•

Directors reflect a variety of experiences and skills that match the Company’s complexity and strategic direction and give the Board the collective capability necessary to oversee the Company’s activities

	•	All directors attended at least 82% of meetings of the Board and committees on which they served during 2018

BOARD LEADERSHIP STRUCTURE	•	Chairman of the Board and Chief Executive Officer are separate positions
	•	Chief Executive Officer and President is the only member of management who serves as a Company Director
	•	Executive session facilitator annually recommended by Governance and Nominating Committee and elected by our Board of Directors
	•	Active and empowered Committee chairs, all of whom are independent

BOARD GOVERNANCE BEST PRACTICES	•	Executive sessions are held by independent directors
	•	Annual self-evaluations of the Board and each of its committees
	•	Annual assessment of director independence
	•	Regular discussions regarding Board recruiting and succession including desirable director skills and qualifications for the Company’s long-term strategic objectives
	•	Active engagement in oversight of Company strategy
	•	Active risk oversight by the Board and committees
•

Direct access by the Board to key members of management at the discretion of independent directors; executive sessions regularly include separate meetings with our Chief Financial Officer, General Counsel, Senior Risk Officer, Internal Audit Director, Credit Administration Risk Manager and Chief Compliance Officer

	•	Annual evaluation process of Chief Executive Officer led by the Compensation Committee Chair
	•	Regular talent and succession planning discussions regarding the Chief Executive Officer and other key executives
	•	The Board and Management maintain strong working relationship with Federal Regulators

SHAREHOLDER ENGAGEMENT AND SHAREHOLDER ROLE IN GOVERNANCE	•	Regular outreach and engagement throughout the year with stockholders about Company strategy and performance by our Chief Executive Officer and Chief Financial Officer
	•	Outreach and engagement with governance representatives of largest stockholders at least two times per year
	•	Feedback from investors regularly shared with our Board and its committees to ensure that our Board has insight on investor views
	•	Directors are elected annually

MERCANTILE BANK CORPORATION	2019 PROXY STATEMENT	7

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8	MERCANTILE BANK CORPORATION	2019 PROXY STATEMENT

PROXY STATEMENT

310 Leonard Street N.W.

Grand Rapids, MI 49504

DATE OF DISTRIBUTION: April 5, 2019

INFORMATION REGARDING THE ANNUAL MEETING OF SHAREHOLDERS

Matters to be considered at the Annual Meeting of Shareholders

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mercantile Bank Corporation (“we,” “our,” “Company” or “Mercantile”). The proxies are being solicited for use at the annual meeting of shareholders to be held on Thursday, May 23, 2019 at 9:00 a.m., local time, at Kent Country Club, 1600 College Avenue NE, Grand Rapids, Michigan 49505, and at any and all adjournments of the meeting. An annual report that consists of our Annual Report on Form 10-K for the year ended December 31, 2018 and other information is first being mailed or made available to shareholders, along with these proxy materials, on or about April 5, 2019.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting

to be Held on May 23, 2019:

Our proxy statement and 2018 Annual Report are available at

www.envision reports.com/MBWM.

Notice and Access

We use the “Notice and Access” method of providing proxy materials to you via the internet instead of mailing printed copies. We believe that this process provides you with a convenient and quick way to access the proxy materials, including our proxy statement and 2018 Annual Report to shareholders on Form 10-K, and to authorize a proxy to vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.

Most shareholders will not receive paper copies of the proxy materials unless they request them. Instead, the Important Notice Regarding Availability of Proxy Materials, which we refer to as the Notice and Access card, that was mailed to our shareholders on April 5, 2019, provides instructions regarding how you may access and review all of the proxy materials on the internet. The Notice and Access card also includes instructions on how to submit your proxy via the internet or telephone. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials printed on the Notice and Access card.

If your shares are held by a brokerage house or other custodian, nominee or fiduciary in “street name,” you will receive a Notice and Access card intended for their beneficial holders with instructions for providing to such intermediary voting instructions for your shares. You may also request paper copies of the proxy materials and provide voting instructions by completing and returning the enclosed voting instruction form in the addressed, postage paid envelope provided. Alternatively, if you receive paper copies, many intermediaries provide instructions for their beneficial holders to provide voting instructions via the internet or by telephone. If your shares are held in “street name” and you would like to vote your shares in person at the Annual Meeting, you must contact your broker, custodian, nominee or fiduciary to obtain a legal proxy form from the record holder of your shares and present it to the inspector of election with your ballot.

MERCANTILE BANK CORPORATION	2019 PROXY STATEMENT	9

Purpose of the Annual Meeting

At our annual meeting, shareholders will act upon the matters outlined in the accompanying notice of the meeting and described in this proxy statement. These matters include the election of directors, the ratification of the selection of our independent registered public accounting firm, an advisory (non-binding) vote on the compensation of our named executive officers disclosed in this proxy statement, and an advisory (non-binding) vote on the frequency of advisory approval of the compensation of our named executive officers.

Please read this proxy statement carefully. You should consider the information contained in this proxy statement when deciding how to vote your shares at the annual meeting.

Record Date, Voting and Voting Procedures

The Board of Directors has set March 25, 2019 as the record date for the annual meeting. If you were a shareholder of record at the close of business on the record date, March 25, 2019, you are entitled to receive notice of the meeting and to vote your shares at the meeting. Holders of Mercantile common stock are entitled to one vote per share.

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting.

These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a “shareholder of record.” If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the voting instructions provided by it.

If you are a shareholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

•	over the telephone by calling a toll-free number;
•	electronically, using the internet; or
•	by completing, signing and mailing the printed proxy card.

The telephone and internet voting procedures have been set up for your convenience. We encourage you to reduce corporate expense by submitting your vote by telephone or internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to submit your proxy by telephone or internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your signed proxy card to us before the annual meeting.

If the shares you own are held in street name, your broker, bank, trust or other nominee, as the record holder of your shares, is required to vote your shares according to your instructions. Your broker, bank, trust or other nominee is required to send you directions on how to vote those shares. If you do not give instructions to your broker, bank, trust or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares that do not receive voting instructions will be treated as “broker non-votes.”

If, as of the record date, you are a shareholder of record and you attend the meeting, you may vote in person at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting. If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other document from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting. If you have questions about attending or would like directions to the annual meeting, please write to the Secretary, Mercantile Bank Corporation, 310 Leonard Street NW, Grand Rapids, Michigan 49504 or call 616-726-1601.

If you receive more than one proxy card or voting instruction form, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card, or if you submit your proxy vote by telephone or internet, vote once for each proxy card or voting instruction form you receive.

10	MERCANTILE BANK CORPORATION	2019 PROXY STATEMENT

At least a majority of the shares of our common stock outstanding on the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting; or
•	you have properly submitted a proxy by mail, telephone or internet.

As of the record date, 16,420,836 shares of our common stock were outstanding and entitled to vote. Proxies that are received and voted as withholding authority, abstentions, and broker non-votes (where a bank, trust, broker or other nominee does not exercise discretionary authority to vote on a matter) will be included in the calculation of the number of shares considered to be present at the meeting.

Voting Matters

Election of Directors. The affirmative vote of the holders of a plurality of the votes cast on the election of directors at the meeting is required for nominees to be elected as directors. The seven nominees receiving the highest number of votes will be elected to the Board. Votes withheld and broker non-votes are not counted toward a nominee’s total.

Independent Registered Public Accounting Firm. The affirmative vote of a majority of the common stock present in person or by proxy at the meeting and voting on the matter is necessary to approve the ratification of our independent registered public accounting firm. For purposes of counting votes on this matter, abstentions and broker non-votes will not be counted as shares voted on the matter.

Advisory approval of compensation of our Named Executive Officers. Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. For purposes of counting votes on this matter, abstentions and broker non-votes will not be counted as shares voted on the matter.

Advisory vote on the frequency of advisory approval of the compensation of our Named Executive Officers. Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering how frequently the Company will hold advisory votes on compensation. For purposes of counting votes on this matter, abstentions and broker non-votes will not be counted as shares voted on the matter.

As of the date of this proxy statement, our Board of Directors does not know of any matters which may come before the meeting, other than the matters described in this proxy statement. Should any other matter requiring a vote of the shareholders arise and be properly presented at the annual meeting, the proxy gives the persons named in the proxy and designated to vote the shares discretionary authority to vote or otherwise act with respect to any such matter in accordance with their best judgment.

The Board of Directors recommends that you vote:

●	FOR the election of all of the seven nominees for director;
●	FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2019;
●	FOR the advisory approval of the compensation of our named executive officers disclosed in this proxy statement; and
●	FOR “One Year” with regard to the advisory vote on the frequency of advisory approval of the compensation of our named executive officers.

Proxy and Proxy Statement

A proxy is your designation of another person to vote on your behalf. The other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. We sometimes refer to this as your “proxy vote.” By completing and returning the enclosed proxy card, or voting by internet or telephone, you are giving the persons appointed as proxies by our Board of Directors the authority to vote your shares.

MERCANTILE BANK CORPORATION	2019 PROXY STATEMENT	11

You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting. If you are a shareholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy by telephone, internet or mail, by voting in person at the meeting, or by delivering to our Secretary a written notice of revocation. Attending the meeting will not revoke your proxy unless you specifically request to revoke it.

If you submit a signed proxy card or submit your proxy by telephone or internet and do not specify how you want to vote your shares, the proxies will vote your shares:

●	FOR the election of all of the seven nominees for director;
●	FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2019;
●	FOR the advisory approval of the compensation of our named executive officers disclosed in this proxy statement;
●	FOR “One Year” with regard to the advisory vote on the frequency of advisory approval of the compensation of our named executive officers; and
●	In the discretion of the persons named as proxies as to all other matters that may be properly presented at the annual meeting.

If you hold your shares in street name, contact your broker, bank, trust or other nominee regarding how to revoke your proxy and change your vote.

A proxy statement is a document that we are required to give you, or provide you access to, in accordance with regulations of the Securities and Exchange Commission (the “SEC”), when we ask you to designate proxies to vote your shares of our common stock at a meeting of our shareholders. The proxy statement includes information regarding the matters to be acted upon at the meeting and certain other information required by regulations of the SEC and rules of The NASDAQ Stock Market (“NASDAQ”).

Other Matters

All costs of soliciting proxies will be borne by us. Our directors, officers, and other employees, and employees of our subsidiary, Mercantile Bank of Michigan (the “Bank”), may without compensation other than their regular compensation, solicit proxies by further mailing or personal conversation, or by telephone, facsimile or electronic means. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding soliciting material to the beneficial owners of our common stock.

12	MERCANTILE BANK CORPORATION	2019 PROXY STATEMENT

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock, as of March 25, 2019, by each of our current directors, each nominee for election as a director, our executive officers and all of our directors and executive officers as a group.

Name of Beneficial Owner	Amount Beneficially Owned (1)	Percent of Class Beneficially Owned (13)
David M. Cassard • •	26,987 (2)	*
Edward J. Clark • •	54,190 (3)	*
Michelle L. Eldridge • •	10,533 (4)	*
Jeff A. Gardner • •	103,597 (5)	*
Edward B. Grant • •	19,043	*
Michael H. Price • •	71,201 (6)	*
Robert B. Kaminski, Jr. • •	76,221 (7)	*
Charles E. Christmas	78,016 (8)	*
Raymond E. Reitsma	27,646 (9)	*
Lonna L. Wiersma	36,610 (10)	*
Robert T. Worthington	28,865 (11)	*
All Directors and Executive Officers as a group (11 persons)	532,909 (12)	3.2%

• • Member of our Board of Directors and Nominee for Re-election

* Less than 1%

(1)

The number of shares beneficially owned includes any shares over which the person has sole or shared voting power or investment power and also any shares that the person can acquire within 60 days of March 25, 2019 through the exercise of any stock options or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) over the shares set forth in the table. For each person, the number of shares that is included in the table because the person has options to acquire the shares is set forth below.

Name	Shares
Mr. Christmas	3,000
Mr. Kaminski	2,700
Ms. Wiersma	500
Mr. Price	6,000
Mr. Reitsma	500
Mr. Worthington	500

(2)	Includes 8,115 shares that Mr. Cassard holds jointly with his spouse.

(3)

Includes 1,279 shares that Mr. Clark has the power to vote and dispose of as custodian of four accounts of grandchildren, 76 shares as custodian of an account for a friend’s child, 385 shares held by his spouse in an IRA, and 2,150 shares that Mr. Clark holds in an IRA.

(4)	Includes 5,850 shares that Ms. Eldridge holds in an IRA and a Roth IRA.

(5)

Includes 22,000 shares as to which Mr. Gardner shares voting or investment power by reason of joint ownership, trust, or other contract or property right, and 11,500 shares Mr. Gardner holds in an IRA.

(6)

Includes 16,269 shares that Mr. Price holds jointly with his spouse, 13,100 shares of restricted stock, 14,266 shares that Mr. Price owns under the Bank’s 401(k) plan, and 12,149 shares Mr. Price holds in an IRA.

(7)	Includes 29,426 shares that Mr. Kaminski holds jointly with his spouse, 17,841 shares of restricted stock, and 26,254 shares that Mr. Kaminski owns under the Bank’s 401(k) plan.

(8)

Includes 5,349 shares that Mr. Christmas holds jointly with his spouse, 12,552 shares of restricted stock, and 36,186 shares that Mr. Christmas owns under the Bank’s 401(k) plan. Also includes 1,625 shares that Mr. Christmas’ spouse, who was previously employed by the Bank, owns under the Bank’s 401(k) plan as well as 393 shares that she owns in her IRA.

(9)	Includes 15,119 shares of restricted stock and 11,235 shares that Mr. Reitsma owns under the Bank’s 401(k) plan.

(10)	Includes 7,978 shares of restricted stock and 28,132 shares that Ms. Wiersma owns under the Bank’s 401(k) plan.

(11)	Includes 9,268 shares of restricted stock and 16,097 shares that Mr. Worthington owns under the Bank’s 401(k) plan.

(12)

Includes 13,200 shares that such persons have the right to acquire within 60 days of March 25, 2019 pursuant to stock options, 76,650 shares of restricted stock awarded under our stock-based compensation plans, and 133,795 shares that such persons own under the Bank’s 401(k) plan.

(13)

The percentages shown are based on the 16,420,836 shares of our common stock outstanding as of March 25, 2019, plus the number of shares that the named person or group has the right to acquire within 60 days of March 25, 2019. For purposes of computing the percentages of outstanding shares of common stock held by each person, any shares that the person has the right to acquire within 60 days after March 25, 2019 are deemed to be outstanding with respect to such person but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person.

MERCANTILE BANK CORPORATION	2019 PROXY STATEMENT	13

Stock Owned by 5% Beneficial Owners

The following table presents information regarding the beneficial ownership of our common stock by each person known to us to beneficially own more than 5% of our outstanding shares of common stock as of February 15, 2019.

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class Beneficially Owned
Banc Funds Co LLC 20 North Wacker Drive, Suite 3300 Chicago, IL 60606 (1)	1,192,875	7.3%
BlackRock, Inc. 55 East 52 nd Street New York, NY 10055 (2)	1,242,624	7.5%
Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, TX 78746 (3)	1,131,042	6.8%

(1)

The information is based on a Schedule 13G filed with the SEC on February 11, 2019, jointly on behalf of Banc Fund VII L.P. ("BF VII"), Banc Fund VIII L.P. ("BF VIII"), Banc Fund IX L.P. ("BF IX"), and Banc Fund X L.P. (“BF X”) (collectively the “Banc Fund Group”). The Banc Fund Group may be deemed to have beneficial ownership of the shares reflected in the table as of December 31, 2018. The Banc Fund Group reported aggregate beneficial ownership of 1,192,875 shares, including 0 shares beneficially owned by BF VII, 858,923 shares beneficially owned by BF VIII, 328,952 shares beneficially owned by BF IX, and 5,000 shares beneficially owned by BF X.

(2)

The information is based on a Schedule 13G, Amendment No. 2, filed with the SEC on February 6, 2019. BlackRock, Inc. may be deemed to have beneficial ownership of the shares reflected in the table as of December 31, 2018. BlackRock reported aggregate beneficial ownership of 1,242,624 shares, with sole voting power over 1,172,831 shares and sole dispositive power over 1,242,624 shares.

(3)

The information is based on a Schedule 13G, Amendment No. 2, filed with the SEC on February 8, 2019. Dimensional Fund Advisors LP (“Dimensional”) is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940. It furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). Dimensional reported aggregate beneficial ownership of 1,131,042 shares, with sole voting power over 1,079,584 shares and sole dispositive power over 1,131,042 shares. Though Dimensional may possess voting and/or investment power over the shares, it disclaims beneficial ownership of such securities, which are owned by the Funds.

14	MERCANTILE BANK CORPORATION	2019 PROXY STATEMENT

PROPOSAL #1 – ELECTION OF DIRECTORS

Information About Our Directors

Our articles of incorporation and bylaws provide that our Board of Directors will consist of between six and fifteen directors, with the exact number of directors determined from time to time by our Board of Directors. Our Board of Directors currently has seven members. Our directors are elected annually to one-year terms.

Our Board of Directors has nominated David M. Cassard, Edward J. Clark, Michelle L. Eldridge, Jeff A. Gardner, Edward B. Grant, Robert B. Kaminski, Jr. and Michael H. Price as directors for election at this year’s annual meeting for one-year terms expiring at the 2020 annual meeting. Each of the nominees is presently a director whose term expires at this year’s annual meeting.

Our Board of Directors recommends that you vote FOR each of the seven nominees named above. Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for the election of the seven nominees.

All of the nominees have indicated their willingness to continue to serve. If any nominee should become unwilling or unavailable to serve, our Board of Directors may select a substitute nominee, and in that event the proxies intend to vote all proxies for the person selected, as well as the other nominees. If a substitute nominee is not selected, the proxies intend to vote for the election of the remaining nominees. Our Board of Directors has no reason to believe that any of the nominees will become unavailable.

Set forth below is information about the nominees for election as directors. The factual information about each nominee and director has been provided by that person. The particular experience, qualifications, attributes or skills that led our Board of Directors to conclude that each should serve on our Board, in light of our business and structure, were determined by our Board or its Governance and Nominating Committee. There are no family relationships among any of our directors, nominees for director and executive officers.

NOMINEES FOR DIRECTOR

DAVID M. CASSARD DIRECTOR SINCE 2001 AGE: 65	Mr. Cassard is retired. He is the former Chairman of Waters Corporation, a commercial real estate investment and management company. He served as President and Treasurer of Waters Corporation for over 20 years and became Chairman in 2005. Before joining Waters Corporation, he worked for an international firm of Certified Public Accountants. He is a graduate of the University of Michigan (BBA) and Michigan State University (MBA), and he is a Certified Public Accountant and Certified Property Manager. He previously served as a member of the Board of Directors of First Michigan Bank-Grand Rapids and was a member of the Boards of Directors of First Michigan Bank Corporation and Butterworth Hospital. He holds membership in the American Institute of CPAs, the Michigan Association of CPAs and the Institute of Real Estate Management. Mr. Cassard’s financial expertise and commercial real estate management experience were key factors in our determination that he should be a member of our Board.

EDWARD J. CLARK DIRECTOR SINCE 1998 AGE: 74	Mr. Clark has served as a member of the Mercantile Board of Directors since 1998. Mr. Clark is the Chairman and Chief Executive Officer of The American Seating Company (“American Seating”), and has held this position since 1986. American Seating is headquartered in Grand Rapids, Michigan, and produces seating for buses and rail cars. He is a graduate of Ohio State University (BSc) and the University of Pennsylvania (MBA). Mr. Clark is a member of the Board of Trustees of the Grand Valley State University Foundation. He is Chairman of the Membership Committee of the Grand Valley State University Foundation, and on the Advisory Board of the Seidman School of Business. From 1988 through 1997, he was a member of the Board of Directors and Executive Committee of First Michigan Bank-Grand Rapids. Mr. Clark has also previously served on the Boards of Directors of the Metropolitan YMCA, the Grand Rapids Symphony Orchestra, Red Cross of Kent County, The Blodgett/Butterworth Foundation, St. Mary’s Hospital, The Business and Institutional Furniture Manufacturer’s Association, the Ohio State University Alumni Association, and the Grand Rapids Employers’ Association. Mr. Clark’s experience leading and managing a substantial seating business, and involvement and relationships in the community, led us to conclude that he should serve on our Board.

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MICHELLE L. ELDRIDGE DIRECTOR SINCE 2016 AGE: 54	Ms. Eldridge is a Principal of Clear Ridge Wealth Management (“Clear Ridge”) in Kalamazoo, Michigan, which she co-founded in 2014. Clear Ridge provides integrated wealth management to high net worth families and customized investment management to institutional organizations. Prior to founding Clear Ridge, Ms. Eldridge was a Principal of LVM Capital for 16 years. Ms. Eldridge serves as a trustee of the Kalamazoo Valley Community College Foundation, is part of the Leadership Council of the Small Business Association of Michigan, is Treasurer of Prince of Peace Lutheran Church, and is a member of the Kalamazoo Civic Theatre Endowment Fund Committee. She is a Chartered Financial Analyst, Certified Private Wealth Advisor ®, and a graduate of Western Michigan University. Ms. Eldridge served as a director of Keystone Community Bank from 2007 through 2014. Ms. Eldridge’s experience as a CFA ® charter holder and Registered Investment Advisor, as well as her leadership roles in the communities we serve, were key factors in our determination that she should be a member of our Board.

JEFF A. GARDNER DIRECTOR SINCE 2014 AGE: 67	Mr. Gardner joined Mercantile’s Board of Directors in June of 2014, following our merger with Firstbank. Mr. Gardner served as a director and vice-chairman of Keystone Community Bank from 1997 through the date of the merger and a director of Firstbank Corporation from October 2005 through the date of the merger. Mr. Gardner is President of Gardner Group, which he formed in 1980. Gardner Group provides real estate services throughout southwestern Michigan, including development, construction, management, brokerage and maintenance. Mr. Gardner is a principal in numerous real estate developments, construction projects, and a consulting company. Mr. Gardner holds the designation of Certified Property Manager. Mr. Gardner’s extensive real estate expertise in the markets we serve led us to conclude that he should serve on our Board.

EDWARD B. GRANT DIRECTOR SINCE 2014 AGE: 69	Mr. Grant joined Mercantile’s Board of Directors in June of 2014, following our merger with Firstbank. Mr. Grant served as a director of Firstbank (Mt. Pleasant) from 1988 through the date of the merger and of Firstbank Corporation from 1990 through the date of the merger. He served as Chairman of the Board of Firstbank (Mt. Pleasant) from 1989 through the date of the merger. Mr. Grant retired in August 2015 after having served in various faculty and administrative positions at Central Michigan University (“CMU”), most recently completing 16 years as General Manager of CMU Public Broadcasting. Mr. Grant is a Certified Public Accountant, and holds a Ph.D. in accounting from Michigan State University. We concluded that Mr. Grant should serve on our Board due to his specialized expertise in accounting and connection to the markets we serve.

ROBERT B. KAMINSKI, JR. DIRECTOR SINCE 2016 AND PREVIOUSLY FROM 2011 TO 2014 President and Chief Executive Officer of Mercantile; Chief Executive Officer of the Bank AGE: 57	Mr. Kaminski joined the Bank in 1997 and has over 30 years of commercial banking experience. Mr. Kaminski was appointed President and Chief Executive Officer of Mercantile on January 1, 2017 and continues to serve as Chief Executive Officer of the Bank, a position he has held since 2015. Mr. Kaminski has held various positions of increasing influence and responsibility with Mercantile and the Bank, serving Mercantile and the Bank as Senior Vice President and Secretary from 1997 to 2003, Executive Vice President and Secretary from 2003 to June of 2007, Executive Vice President and Secretary from 2007 to 2015 and President and Chief Executive Officer from 2015 through 2016. In addition, he served as the Bank's Chief Operating Officer from 2000 to 2016. Mr. Kaminski serves on the Boards of Directors for Boys and Girls Clubs of Grand Rapids Youth Commonwealth, the Heart of West Michigan United Way, the City of Wyoming Retirement Board, and the West Michigan Policy Forum. Mr. Kaminski also serves as a director of Mercantile, a position to which he was appointed by the Board on December 15, 2016. Mr. Kaminski served as a director of Mercantile previously from 2011 to 2014. Mr. Kaminski’s responsibilities as the President and Chief Executive Officer of Mercantile, his leadership of the organization since its inception as one of our founding executives and an in-depth knowledge of commercial banking were key factors in our determination that he should be a member of our Board.

MICHAEL H. PRICE DIRECTOR SINCE 1997 Chairman of Mercantile and of the Bank AGE: 62	Mr. Price has over 35 years of commercial banking experience and joined the Bank in 1997. Mr. Price retired as the President and Chief Executive Officer of Mercantile and Chief Executive Officer of the Bank on January 1, 2017, positions he had held since 2007. Mr. Price served as President and Chief Operating Officer of Mercantile and the Bank in 1997 and 1998, and as President and Chief Operating Officer of Mercantile and President and Chief Executive Officer of the Bank from 1999 to June of 2007. Mr. Price also served as Chairman of the Board of Mercantile from 2007 through the date of the Firstbank merger and resumed his position as Chairman of Mercantile following Mr. Sullivan’s retirement in May of 2015. Mr. Price has been and continues to be very active in the Grand Rapids community. From 2005 to 2007, he served on the Board of Directors of the Federal Home Loan Bank of Indianapolis. Mr. Price also held leadership positions on the Boards of Metro Health Corporation, Aquinas College, Habitat for Humanity of Kent County, Project Rehab and Network180. Mr. Price was the founding President of our organization and has demonstrated excellent leadership qualities and a strong understanding of the fundamentals of our industry. These attributes led us to conclude that he should be a member of our Board.

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INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Our executive officers are listed in the table below:

Name of Executive Officer	Title
Robert B. Kaminski, Jr.	President and Chief Executive Officer of Mercantile, and Chief Executive Officer of the Bank
Charles E. Christmas	Executive Vice President, Chief Financial Officer and Treasurer of Mercantile, and Executive Vice President and Chief Financial Officer of the Bank
Raymond E. Reitsma	Executive Vice President of Mercantile, and President of the Bank
Lonna L. Wiersma	Senior Vice President and Human Resource Director of Mercantile and the Bank
Robert T. Worthington	Chief Operating Officer, Secretary, Senior Vice President, and General Counsel of Mercantile and the Bank

Mr. Kaminski is also a member of our Board of Directors, and information regarding his business experience is described above under the heading “Election of Directors.” The business experience for Mr. Christmas, Mr. Reitsma, Ms. Wiersma and Mr. Worthington for at least the past five years is summarized below. Our executive officers are generally elected each year at the annual meeting of our Board of Directors that follows the annual meeting of the shareholders. Their terms of office are at the discretion of our Board of Directors.

Executive Officers

Charles E. Christmas, age 53

Executive Vice President, Chief Financial Officer and Treasurer of Mercantile, and Executive Vice President and Chief Financial Officer of the Bank

Mr. Christmas joined the Bank in 1998 and has approximately 30 years of banking experience. Before being promoted to his current position as Executive Vice President and Chief Financial Officer of Mercantile and the Bank, Mr. Christmas served as Senior Vice President and Chief Financial Officer of Mercantile and the Bank from 2000 to 2015. Mr. Christmas also serves as Treasurer of Mercantile, a position he has held since 2000. Prior to joining Mercantile, he examined various financial institutions for over ten years while serving as a bank examiner with the Federal Deposit Insurance Corporation (“FDIC”). He began his tenure with the FDIC upon his graduation from Ferris State University. Mr. Christmas holds a Bachelor of Science degree in Accountancy. Mr. Christmas serves on the Michigan Bankers Association Funds Management Committee, is an instructor at the Michigan Bankers Association Perry School of Banking, serves as a Board member and President of the Susan G. Komen Michigan affiliate, is a member of the Ferris State University College of Business Advisory Board, serves as a Finance Committee member of the Frederik Meijer Gardens & Sculpture Park, and assists the Make-A-Wish Foundation of Michigan in its fundraising activities.

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Raymond E. Reitsma, age 56

Executive Vice President of Mercantile and President of the Bank; Director of the Bank since 2017

Mr. Reitsma was appointed President of the Bank effective January 1, 2017, and has been with the Bank for 15 years, beginning with his initial role as a Commercial Loan Manager in 2003, including holding the title of Senior Lender for eight years. In June 2015, Mr. Reitsma was appointed to be the Bank’s West Region President. Mr. Reitsma’s areas of responsibility have included commercial lending, treasury/cash management, mortgage lending, and credit administration. Mr. Reitsma was also very instrumental in the preparation, transition and integration periods surrounding the merger with Firstbank Corporation. Mr. Reitsma currently serves on the local board of the American Heart Association, and served as the Chair for the 2015 Heart Walk. Additionally, he serves on the Advisory Council of DA Blodgett/St. John’s Home and has done so since 2011. Previously, Mr. Reitsma served on the Board of Directors of the Pine Rest Foundation for six years, including two years as Treasurer. He has also been involved with the local United Way agency, most recently as the annual Campaign Chair for the Bank. Mr. Reitsma graduated from Calvin College with a B.A. in Business Administration and also holds an MBA in Finance from Michigan State University.

Lonna L. Wiersma, age 59

Senior Vice President and Human Resource Director of Mercantile and the Bank

Ms. Wiersma joined the Bank in 1999 and has approximately 37 years of banking experience primarily in the human resource function. Ms. Wiersma joined the Bank as Vice President, Human Resource Manager and currently holds the position of Senior Vice President, Human Resource Director. Ms. Wiersma currently serves as President of the YWCA and also is a member of its Executive and Human Resource Committees, and currently co-chairs the YWCA Open Circle Event, and previously served as a Board Member and Secretary of Health Intervention Services (Exhalta). Ms. Wiersma holds a B.A. in Business Administration with an emphasis in Human Resource Management from Grand Valley State University.

Robert T. Worthington, age 44

Chief Operating Officer, Secretary, Senior Vice President, and General Counsel of Mercantile and the Bank

Mr. Worthington was appointed Chief Operating Officer and Secretary of Mercantile on January 1, 2017, and continues to serve as Chief Operating Officer, Senior Vice President, General Counsel and Secretary of Mercantile and the Bank. Mr. Worthington joined the Bank in 2009 as Senior Vice President and Risk Management Director and was appointed General Counsel of the Bank in 2011. In 2016, Mr. Worthington was appointed Chief Operating Officer of the Bank and became Senior Vice President and General Counsel of Mercantile. Prior to joining the Bank, he was a corporate attorney, internal auditor, certified public accountant, and bank teller. Mr. Worthington serves as Immediate Past Chair of Junior Achievement of the Michigan Great Lakes, Director of Greenville Tool & Die Company, Trustee of Mel Trotter Ministries, Director of the Michigan Bankers Association, Vice Chair of the Michigan Bankers Workers Compensation Fund, and Trustee of Michigan State University College of Law. Mr. Worthington received his Bachelor of Science in Accounting from Hillsdale College and his Juris Doctor from Michigan State University College of Law.

CORPORATE GOVERNANCE

Director Independence

Applicable NASDAQ rules require that a majority of our Board of Directors be independent. In March of 2019, our Board of Directors reviewed the independence of our directors and determined that each of the directors, including those nominated for election at the annual meeting, are independent as defined by applicable NASDAQ rules, with the exception of Messrs. Price and Kaminski. In making this determination, our Board of Directors has concluded that none of the independent directors has a relationship that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

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Board Meetings

During 2018, our Board of Directors held a total of 10 meetings. During 2018, each director attended at least 82% of the meetings of our Board and its committees on which he or she then served.

Our Board of Directors has a policy of encouraging members of the Board of Directors to attend the annual meetings of the shareholders. All of our directors then serving on our Board attended last year’s annual meeting.

Board Committees

Our Board of Directors has, and appoints members to, three standing committees: the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. The membership of these committees, as of March 25, 2019, was as follows:

Director	Audit Committee	Compensation Committee	Governance & Nominating Committee
David M. Cassard
Edward J. Clark
Michelle L. Eldridge
Jeff A. Gardner
Edward B. Grant
Robert B. Kaminski, Jr. *
Michael H. Price *
TOTAL MEETINGS IN 2018	4	5	3

* Non-independent Directors

MEMBER

CHAIR

Each of the members of these committees is an independent director as defined by applicable NASDAQ rules. Each of these committees has a charter that has been approved by our Board of Directors and is available on our website, www.mercbank.com.

AUDIT COMMITTEE

Committee Members:	Primary Responsibilities:
David M. Cassard Edward J. Clark Michelle L. Eldridge Jeff A. Gardner Edward B. Grant (Chair) Meetings Held in 2018: 4	■	The Audit Committee has five members and met four times in 2018.
	■	The Audit Committee assists our Board of Directors in overseeing our financial reporting process, internal controls and audit functions, and is directly responsible for the appointment, evaluation, retention and compensation of our independent registered public accounting firm.
	■	Our Board of Directors has determined that Messrs. Cassard and Grant, who are members of the Audit Committee, are qualified as audit committee financial experts, as that term is defined in the rules of the SEC.
	■	Each Audit Committee member is independent, as independence for audit committee members is defined in the NASDAQ listing standards and the rules of the SEC.
	■	More information about the Audit Committee is included below under the heading “Audit Committee Report.”

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COMPENSATION COMMITTEE

Committee Members:	Primary Responsibilities:
David M. Cassard (Chair) Edward J. Clark Michelle L. Eldridge Jeff A. Gardner Edward B. Grant Meetings Held in 2018: 5	■	The Compensation Committee has five members and met five times in 2018.
	■	The Compensation Committee assists our Board of Directors in carrying out its responsibilities relating to compensation and benefits for our directors, officers and employees.
	■	The Compensation Committee reviews and approves the goals and objectives relating to the compensation of our executive officers, and evaluates the performance of the Chief Executive Officer.
	■	The Compensation Committee determines or recommends to our Board for determination, all elements of compensation for our executive officers and considers the results of the most recent advisory vote of the shareholders on executive compensation in making compensation determinations and recommendations.
	■	The Compensation Committee reviews compensation and guidelines for directors’ ownership of our stock and recommends or makes changes in compensation for directors.
	■	The Compensation Committee reviews our incentive compensation arrangements to determine whether they encourage excessive risk-taking; administers and makes awards under our stock-based incentive plans for directors, officers and employees, to the extent provided for in the plans; and has sole discretion in retaining or obtaining the advice of a compensation consultant, legal counsel or other adviser (each, a “Compensation Adviser”), and the direct responsibility for the appointment, compensation and oversight of the work of any Compensation Adviser it retains.
	■	The Compensation Committee charter grants the Compensation Committee the authority, in its discretion, to delegate appropriate matters to subcommittees of the Compensation Committee.
	■	The Compensation Committee may confer with our President and Chief Executive Officer regarding his compensation, and receives recommendations from him regarding the compensation for our other executive officers.

Compensation Consultant

In 2017, the Compensation Committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant. Pearl Meyer provided a market analysis of our executive compensation program, including base salary, target annual incentive, target total cash compensation, long-term incentives and total direct compensation. Pearl Meyer also reviewed and analyzed our current executive incentive plans, including overall structure, award levels, performance measures, and target-setting processes. As part of its review of executive officer compensation terms, the Compensation Committee considered information provided by Pearl Meyer that compared our executive officer compensation levels against the compensation levels of similarly situated executives in comparable positions at peer group companies, as identified by Pearl Meyer.

Pearl Meyer also conducted a review of our compensation program for our Board of Directors, including a comparative market analysis of the following factors: chairman compensation; annual retainer/annual meeting fees; total cash for Board services; committee composition and prevalence; annual committee retainer; fees per committee meeting; fees for facilitation of executive sessions; total cash for committee service; long-term/equity grants; and total compensation.

The Compensation Committee determined that Pearl Meyer is independent under applicable SEC and NASDAQ rules, based on the Committee’s review of the services provided to the Company as described above and information provided by Pearl Meyer, and concluded that no conflict of interest existed that would prevent Pearl Meyer from independently advising the Compensation Committee.

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GOVERNANCE & NOMINATING COMMITTEE

Committee Members:		Primary Responsibilities:
David M. Cassard Edward J. Clark (Chair) Michelle L. Eldridge Jeff A. Gardner Edward B. Grant Meetings Held in 2018: 3	■	The Governance and Nominating Committee has five members and met three times in 2018.
■

The Governance and Nominating Committee advises our Board of Directors regarding corporate governance principles and practices, and recommends candidates to the Board for election as directors. It also makes recommendations to our Board of Directors regarding the composition, leadership and duties of the Board’s committees.

■

The Governance and Nominating Committee will consider as potential nominees persons recommended by shareholders. Recommendations should be submitted to the Governance and Nominating Committee in care of the Secretary, Mercantile Bank Corporation, 310 Leonard Street NW, Grand Rapids, Michigan 49504. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected.

■	The Governance and Nominating Committee has used an informal process to identify potential candidates for nomination as directors. Candidates for nomination have been recommended by an executive officer or director, and considered by the Governance and Nominating Committee and the Board of Directors. Generally, candidates have been members of the West or Central Michigan communities who have been known to one or more of our Board members.
■	The Governance and Nominating Committee has not adopted specific minimum qualifications that it believes must be met by a person it recommends for nomination as a director. In evaluating candidates for nomination, the Governance and Nominating Committee will consider the factors it believes to be appropriate. These factors would generally include the candidate’s personal and professional integrity, business judgment, relevant experience and skills, and potential to be an effective director in conjunction with the rest of our Board of Directors in collectively serving the long-term interests of our shareholders.
■	We do not have a specific policy relating to the consideration of diversity in identifying director candidates. However, the Governance and Nominating Committee does consider the diversity of our Board when identifying director candidates. The amount of consideration given to diversity varies with the Governance and Nominating Committee’s determination of whether we would benefit from expanding the Board’s diversity in a particular area. We believe that the composition of our Board has consistently demonstrated diversity as defined by viewpoint, background and professional experience. This diversity is further enriched at the Bank Board through racial and gender diversity.
■	Although the Governance and Nominating Committee has the authority to retain a search firm to assist it in identifying director candidates, there has to date been no need to employ a search firm. The Governance and Nominating Committee does not evaluate potential nominees for director differently based on whether they are recommended by a shareholder.
■	Shareholders who themselves wish to effectively nominate a person for election to the Board of Directors, as contrasted with recommending a potential nominee to the Governance and Nominating Committee for its consideration, are required to comply with the advance notice and other requirements set forth in our articles of incorporation.

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Board Leadership Structure

Our Board is led by Michael H. Price, our Chairman of the Board. The decision as to who should serve as Chairman of the Board, and who should serve as Chief Executive Officer, and whether those offices should be combined or separate, is properly the responsibility of our Board. The members of our Board possess considerable experience and unique knowledge of the challenges and opportunities we face, and are in the best position to evaluate our needs and how best to organize the capabilities of the directors and senior officers to meet those needs. In light of our recent management transition plan, the Board believes that the most effective leadership structure for us at this time is for the roles of Chairman of the Board and Chief Executive Officer to be separated and served by Mr. Price and Mr. Kaminski, respectively.

Mr. Price was our founding President and Chief Operating Officer, and served as our Chairman of the Board from July 1, 2007 through the June 1, 2014 merger with Firstbank Corporation, at which point he was succeeded as Chairman by Mr. Sullivan. Following Mr. Sullivan’s retirement on May 28, 2015, Mr. Price resumed his prior role as Chairman of the Board of Mercantile. Given his long history of leadership with our organization, the Board of Directors believes that Mr. Price is uniquely qualified to be the person who generally sets the agenda for, and leads discussions of, strategic issues for our Board.

Mr. Kaminski joined the Bank in 1997 as one of our founding officers and has over 30 years of commercial banking experience. Before being promoted to his current position as President and Chief Executive Officer, Mr. Kaminski served in various positions of increasing influence and responsibility with Mercantile and the Bank. In light of his extensive experience with our organization in various management roles, we believe Mr. Kaminski is exceptionally well qualified to serve as our Chief Executive Officer at this time. We fully anticipate that Mr. Price and Mr. Kaminski will continue to work together and serve as effective counterparts as they carry out the management transition plan and lead our organization.

Unlike many companies, our Board of Directors does not have an executive committee through which a chief executive officer and chairman of the board are able to undertake decisions without the participation of the full Board of Directors. Instead, our Board of Directors accomplishes most of its corporate governance role, including new director and succession planning, through its committees, which are chartered to undertake significant activities and are made up entirely of independent directors.

In addition, our independent directors participate in at least two executive sessions during the year, in which our non-independent directors do not participate. Any independent director may request additional executive sessions at any meeting. Our executive sessions are led by our executive session facilitator, who is an independent director recommended by our Governance and Nominating Committee and appointed by our Board. Our executive session facilitator is responsible for setting the agenda for executive sessions and leading them. Our current executive session facilitator is Jeff A. Gardner.

Board Role in Risk Oversight

Our Board and Audit Committee oversee our risk management practices. In carrying out these responsibilities, our Board appointed Jeff Kaiser as Risk Management Department Head (our “Senior Risk Officer”). Our Senior Risk Officer, with supervision from our Board, is responsible for the definition, structure, implementation, and coordination of our risk management plan. Our Senior Risk Officer reports at least quarterly to our Board and Audit Committee.

Our Senior Risk Officer is the Chairman of our Enterprise Risk Management Committee. This committee is comprised of senior management. Its purpose is to provide high-level attention and coordination to the risk management process and to discuss and address significant risks that we face.

Our Senior Risk Officer meets at least every six months with the Compensation Committee to discuss, evaluate and review our compensation plans. Our Senior Risk Officer, with the Compensation Committee, assesses whether our compensation plans encourage taking unnecessary and excessive risks that threaten our value, or encourage the manipulation of reported earnings to enhance the compensation of any employee.

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Communications with Directors

Shareholders and other persons may send communications to members of our Board of Directors who serve on the Audit Committee by utilizing the webpage on our website, www.mercbank.com, designated for that purpose. Communications received through the webpage are reviewed by a member of our internal audit staff and the chairperson of the Audit Committee. Communications that relate to functions of our Board of Directors or its committees, or that either of them believe requires the attention of members of our Board of Directors, are provided to the entire Audit Committee and reported to our Board of Directors by a member of the Audit Committee. Directors may review a log of these communications and request copies of any of the communications.

Code of Ethics

We have adopted a written code of ethics that applies to all our directors, officers and employees, including our chief executive officer and our chief financial and accounting officer. We have posted a copy of the code on our website, www.mercbank.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code.

Compensation Committee Interlocks and Insider Participation

None of Mercantile’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director of Mercantile or member of the Compensation Committee during fiscal year 2018.

No member of the Compensation Committee has any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K.

AUDIT COMMITTEE REPORT

Each member of the Audit Committee is independent, as independence for audit committee members is defined in the NASDAQ listing standards and the rules of the SEC. The Audit Committee’s primary purpose is to assist the Board of Directors in overseeing:

■	the accounting and financial reporting process;
■	audits of financial statements and internal control over financial reporting;
■	internal accounting and disclosure controls; and
■	the internal audit functions.

In carrying out its responsibilities, the Audit Committee supervises the relationship between Mercantile and its independent registered public accounting firm, including having direct responsibility for the independent registered public accounting firm’s appointment, compensation and retention, reviewing the scope of its audit services, and approving audit and permissible non-audit services. The Audit Committee reviews and discusses the annual and quarterly financial statements, as well as the internal audit plan.

Management is responsible for the preparation, presentation and integrity of Mercantile’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls, and reporting to the Audit Committee on any significant deficiencies or material weaknesses that are found. Our independent registered public accounting firm for 2018, BDO USA, LLP (“BDO”), is responsible for auditing Mercantile’s financial statements and internal control over financial reporting and for reviewing its unaudited quarterly financial statements.

The Audit Committee reviewed with BDO the overall scope and plan of the audit. In addition, the Audit Committee met with BDO, with and without management present, to discuss the results of BDO’s audit, its evaluation of Mercantile’s internal control over financial reporting, the overall quality of Mercantile’s financial reporting and such other matters as are required to be discussed under the standards of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received from, and discussed with, BDO the matters required to be discussed by PCAOB Auditing Standard No. 16 (Communications with Audit Committees) as amended.

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The Audit Committee has discussed with BDO that firm’s independence from management and Mercantile, and has received from BDO the written disclosures and the letter required by applicable requirements of the PCAOB regarding BDO’s communications with the Audit Committee concerning independence. The Audit Committee has also considered the compatibility of audit related and tax services with BDO’s independence.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2018 with both management and our independent registered public accounting firm. The Audit Committee’s review included a discussion of the quality and integrity of the accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the financial statements.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Additionally, the Audit Committee evaluates the performance of Mercantile’s independent registered public accounting firm, including the senior audit engagement team, each year and determines whether to reengage the current independent registered public accounting firm or consider other audit firms. As a threshold matter, the Committee satisfies itself that the most recent PCAOB inspection report pertaining to the current firm does not contain any information that would render inappropriate its continued service as Mercantile’s independent public accountants, including consideration of the public portion of the report and discussion in general terms of the types of matters covered in the non-public portion of the report. The Audit Committee also considers: (i) the quality, efficiency and cost-effectiveness of the previous services rendered by the current auditors; (ii) the auditor’s technical expertise and knowledge of Mercantile’s operations and industry; and (iii) the effectiveness of the auditor’s audit plan and communication with management. Based on these considerations, the Audit Committee evaluated and appointed BDO as Mercantile’s independent registered public accounting firm for 2019.

Audit Committee David M. Cassard Edward J. Clark Michelle L. Eldridge Jeff A. Gardner Edward B. Grant

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Compensation Committee David M. Cassard Edward J. Clark Michelle L. Eldridge Jeff A. Gardner Edward B. Grant

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophy

Our philosophy in setting compensation policies for executive officers is to align pay with performance, while at the same time providing competitive compensation that will attract and retain executive talent. Our Compensation Committee believes that executive compensation should be directly linked to continuous improvements in corporate performance and increasing shareholder value over the long term. The design of executive compensation programs affects all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all our employees.

We believe that the compensation of our executive officers should reflect their performance as a management team and as individuals. By setting key operating objectives, such as growth in revenues, growth of operating earnings and earnings per share, and growth or maintenance of market share, we expect to be successful in providing increasing value to our shareholders. We believe that the performance of our executive officers in managing our business, when considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on short-term results, whether favorable or unfavorable, but rather on long-term operating results which truly reflect the ability of our executives to manage our business. Long-term gains in shareholder value will be reflected in executive compensation through our stock-based compensation and other equity incentive programs.

Our policy for allocating between currently paid and long-term compensation is to provide adequate base compensation to attract and retain personnel, while offering incentives to maximize long-term value for our shareholders. We provide cash compensation in the form of a base salary to meet competitive salary norms and reward good performance on an annual basis, and, in years when the Compensation Committee determines it appropriate, in the form of bonus compensation to reward superior performance against short-term goals. We provide stock-based compensation to reward superior performance against specific objectives and long-term strategic goals. Our Compensation Committee granted performance-based restricted stock in 2018, restricted stock in 2017 and restricted stock and stock options in 2016.

Our Compensation Committee reviews and takes into consideration elements such as the following in setting compensation policies:

•

peer group comparisons with our financial performance, including net interest margin, efficiency ratio, return on average assets, return on average equity, one and five year total shareholder returns, stock price, stock price to earnings ratios and stock yield;

•

strategic planning effectiveness and attainment of strategic goals, ability to react to changing markets and conditions, leadership and vision provided to employees and other stakeholders, and succession planning and effectiveness;

•	regulatory requirements and results of audits and examinations;
•	amount of time and effort expended by employees for our communities;
•	rate of employee turnover;
•	content and effectiveness of our employee training;
•	results of any employee surveys;
•	general attitude of employees;
•	ability to retain and attract new employees;
•	number of new accounts being opened and the rate of turnover;
•	results of any customer surveys;
•	any customer complaints that come to our attention;
•	level and commitment of our executive officers to our communities;
•	financial commitment to our communities; and
•	community support in comparison to that of our competitors.

Our Compensation Committee’s goal is to establish salary compensation for the executive officers based upon our operating performance relative to comparable peer companies over a three-year period. In setting base salaries, consideration is given to salary compensation of executive officers with comparable qualifications, experience and responsibilities at financial institutions within our peer group. Operating performance and salary compensation information is obtained from the annual SNL Executive Compensation Review for Banks and Thrifts. We also utilize industry compensation studies prepared by the Michigan Bankers Association and an independent public accounting firm, but to a lesser degree.

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Our Compensation Committee may engage an independent compensation consultant periodically to conduct a competitive analysis of our executive compensation program relative to the market. In 2017, the Compensation Committee engaged Pearl Meyer to provide a market analysis of our executive compensation program, including base salary, target annual incentive, target total cash compensation, long-term incentives and total direct compensation. The Compensation Committee concluded that Pearl Meyer is independent under applicable SEC and NASDAQ rules, based on the Committee’s review of the services provided to the Committee and information provided by Pearl Meyer, and concluded that no conflict of interest existed that would prevent Pearl Meyer from independently advising the Compensation Committee.

In its analysis, Pearl Meyer utilized four compensation surveys and a peer group comprised of 15 financial institutions of similar size in the Midwest. The peer group of companies used by Pearl Meyer, which was utilized by the Compensation Committee as a reference for 2018 and 2019 compensation decisions, is listed below.

2018 and 2019 Peer Group
First Busey Corporation	First Financial Corporation
1 st Source Corporation	German American Bancorp, Inc.
Lakeland Financial Corporation	First Mid-Illinois Bancshares, Inc.
Midland States Bancorp, Inc.	Independent Bank Corporation
Community Trust Bancorp, Inc.	Nicolet Bancshares, Inc.
Horizon Bancorp	Farmers National Banc Corp.
Peoples Bancorp, Inc.	Macatawa Bank Corporation
Stock Yards Bancorp, Inc.

Consistent with the Compensation Committee’s philosophy and guiding principles for determining overall executive compensation, the Compensation Committee does not target any particular percentile at which to align compensation. However, the Compensation Committee will use the peer group median as a reference point when making pay decisions. Although the median is used as a reference point, actual levels of pay depend on a variety of factors such as experience and individual and Company performance.

Base Salary

In view of our operating performance and financial condition, the increase in the size of the organization, and changes in responsibilities under our management succession plan, our Compensation Committee increased the base salaries of each of our executive officers (other than Mr. Price) in 2017, 2018 and 2019. The market analysis provided by Pearl Meyer indicated that the base salaries for Mr. Kaminski and Mr. Worthington were significantly below the median for comparable positions. Based on the recommendation of our Compensation Committee, the Board increased the 2019 base salary for Mr. Kaminski by approximately 4% and for Mr. Worthington by approximately 6%. The 2019 base salary for Mr. Reitsma was increased by 3% to reflect his promotion as an executive officer of Mercantile, together with a 4% merit increase. The 2019 base salaries for each of Mr. Christmas and Ms. Wiersma were increased by 3%.

Executive Officer Bonus Compensation

For most years, it has been our policy to provide cash bonus awards for eligible executive officers and employees based on predetermined performance goals. We believe that paying such cash awards:

•	promotes the growth, profitability and expense control necessary to accomplish corporate strategic long-term plans;
•	encourages superior results by providing a meaningful incentive; and
•	supports teamwork among employees.

We adopted bonus plans for our executive officers in each of 2016, 2017 and 2018 as described below.

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Bonus Plans for 2018

On May 24, 2018, we adopted an executive officer bonus plan for 2018 (the “2018 Executive Officer Plan”). The 2018 Executive Officer Plan provided for cash bonuses for our executive officers.

The maximum amount that could be allocated to the bonus pool was $606,651 under the 2018 Executive Officer Plan provided, however, that the maximum amount will be appropriately adjusted if (a) a newly hired employee becomes eligible to participate in the plan, (b) a participant's base salary is adjusted during the year, or (c) a participant becomes ineligible before December 31, 2018.

Payment from the bonus pool under the 2018 Executive Officer Plan, if any, was based on the achievement of targets under the following metrics for 2018, which were established by our Compensation Committee:

Metrics for the 2018 Executive Officer Plan

Percentage of Total	Metric	Target	Results	Met?
12.5%	Level of non-performing assets	Not to exceed 0.50% of total assets on December 31, 2018	0.15%	Yes
12.5%	Commercial loan portfolio composition	Commercial and industrial loans plus owner-occupied commercial real estate loans not less than 55% of total commercial loans at December 31, 2018	58%	Yes
12.5%	Net interest margin	3.78% for 2018	3.96%	Yes
12.5%	Noninterest income*	$19.3 million for 2018	$18.1 million	No
12.5%	Efficiency ratio*	62.8% for 2018	59.9%	Yes
12.5%	Return on assets*	1.13% for 2018	1.34%	Yes
12.5%	Return on equity*	9.8% for 2018	11.9%	Yes
12.5%	Wholesale funds	Not to exceed 15.0% of total funds during 2018	Maximum level during 2018 was 11.7%	Yes

(*)   Measured pre bonus-accrual and excluding unbudgeted one-time/non-core income and expenses

The target levels are based on GAAP financial measures, other than the wholesale funds target, which is calculated as brokered deposits plus Federal Home Loan Bank (“FHLB”) advances, divided by total deposits plus repurchase agreements plus FHLB advances.

The Award Amount was paid to each executive officer pro rata based on a uniform percentage of the executive officer's 2018 salary, not to exceed 40% of the 2018 salary of each of the Executive Chairman and the Chief Executive Officer; 35% of the 2018 salary of each of the Chief Financial Officer and the President of the Bank; 32.5% of the 2018 salary of the Chief Operating Officer; and 27.5% of the 2018 salary of the Human Resources Director. Any bonus awards that were earned under the 2018 Executive Officer Plan were paid to the executive officers on or before March 15, 2019.

Payments under the 2018 Executive Officer Plan are subject to specified conditions, qualifications, and clawback provisions. The plan, to the extent provided for in the plan, may be amended by the Compensation Committee of our Board of Directors.

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We attained 87.5% of the targets established in the 2018 Executive Officer Plan. The bonus pool of $539,207 under the 2018 Executive Officer Plan was paid to our executive officers as follows:

Executive Officer	Payment	Percent of 2018 Salary
Michael H. Price	$21,202	35.0%
Robert B. Kaminski, Jr.	$167,475	35.0%
Raymond E. Reitsma	$106,124	30.6%
Charles E. Christmas	$111,475	30.6%
Robert T. Worthington	$69,672	28.4%
Lonna L. Wiersma	$63,259	24.1%

Payments under the 2018 Executive Officer Bonus are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

Bonus Plans for 2017

On May 25, 2017, we adopted an executive officer bonus plan for 2017 (the “2017 Executive Officer Plan”). The 2017 Executive Officer Plan provided for cash bonuses for our executive officers.

The maximum amount that could be allocated to the bonus pool was $466,218 under the 2017 Executive Officer Plan provided, however, that the maximum amount will be appropriately adjusted if (a) a newly hired employee becomes eligible to participate in the plan, (b) a participant's base salary is adjusted during the year, or (c) a participant becomes ineligible before December 31, 2017.

Payment from the bonus pool under the 2017 Executive Officer Plan, if any, was based on the achievement of targets under the following metrics for 2017, which were established by our Compensation Committee:

Metrics for the 2017 Executive Officer Plan

Percentage of Total	Metric	Target	Results	Met?
10%	Net loan growth	Total loans of $2.553 billion at December 31, 2017	$2.559 billion	Yes
10%	Level of non-performing assets	Not to exceed 0.50% of total assets on December 31, 2017	0.29%	Yes
10%	Commercial loan portfolio composition	Commercial and industrial loans plus owner-occupied commercial real estate loans not less than 55% of total commercial loans at December 31, 2017	58%	Yes
10%	Net interest margin	3.68% for 2017	3.79%	Yes
10%	Noninterest income	$19.888 million for 2017	$18.989 million	No
10%	Efficiency ratio	62.00% for 2017*	59.75%	Yes
10%	Core pre-tax income	$44.219 million for 2017*	$48.874 million	Yes
10%	Return on assets	0.98% for 2017*	1.07%	Yes
10%	Return on equity	8.65% for 2017*	9.53%	Yes
10%	Wholesale funds	Not to exceed 15.0% of total funds during 2017	Maximum level during 2017 was 12.6%	Yes

(*) Measured pre bonus-accrual and excluding non-core income and expenses

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The target levels were based on GAAP financial measures, other than the wholesale funds target, which was calculated as brokered deposits plus Federal Home Loan Bank (“FHLB”) advances, divided by total deposits plus repurchase agreements plus FHLB advances.

The award amount was paid to each executive officer pro rata based on a uniform percentage of the executive officer's 2017 salary (not to exceed 30% of each executive officer's 2017 salary, and taking into account the adjustment made to Mr. Price's base salary following the 2017 annual meeting of shareholders.) Any bonus awards that were earned under the 2017 Executive Officer Plan were paid to the executive officers on or before March 15, 2018.

Payments under the 2017 Executive Officer Plan are subject to specified conditions, qualifications, and clawback provisions. The plan, to the extent provided for in the plan, may be amended by the Compensation Committee of our Board of Directors.

We attained 90% of the targets established in the 2017 Executive Officer Plan. The bonus pool of $419,596 under the 2017 Executive Officer Plan was paid to our executive officers as follows: Mr. Price, $60,489; Mr. Kaminski, $117,450; Mr. Reitsma, $89,107; Mr. Christmas, $94,500; and Mr. Worthington, $58,050. The payments were 27% of the base salary of each executive officer. Payments under the 2017 Executive Officer Bonus are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

Bonus Plans for 2016

On June 9, 2016, we adopted an executive officer bonus plan for 2016 (the “2016 Executive Officer Plan”) and a bonus plan for our general counsel for 2016 (the “General Counsel Plan”). The 2016 Executive Officer Plan provided for cash bonuses for Mr. Price, Mr. Kaminski and Mr. Christmas and the General Counsel Plan provided a cash bonus for Mr. Worthington.

The maximum amount that could be allocated to the bonus pool was $312,250 under the 2016 Executive Officer Plan and $37,000 under the General Counsel plan provided, however, that the maximum amount will be appropriately adjusted if (a) a newly hired employee becomes eligible to participate in one of the plans, (b) a participant's base salary is adjusted during the year, or (c) a participant becomes ineligible before December 31, 2016.

Payment from the bonus pool under the 2016 Executive Officer Plan and the General Counsel Plan, if any, was based on the achievement of targets under the following metrics for 2016, which were established by our Compensation Committee:

Metrics for the 2016 Executive Officer Plan
and the General Counsel Plan

Percentage of Total	Metric	Target	Results	Met?
10%	Net loan growth	Total loans of $2.443 billion at December 31, 2016	$2.379 billion	No
10%	Level of non-performing assets	Not to exceed 0.50% of total assets on December 31, 2016	0.21%	Yes
10%	Commercial loan portfolio composition	Commercial and industrial loans plus owner-occupied commercial real estate loans at 55% of total commercial loans at December 31, 2016	56%	Yes
10%	Net interest margin	3.85% for 2016	3.86%	Yes
10%	Noninterest income	$15.776 million for 2016	$21.038 million	Yes
10%	Efficiency ratio	62.90% for 2016*	58.98%	Yes
10%	Core pre-tax income	$42.282 million for 2016*	$49.160 million	Yes
10%	Return on assets	0.99% for 2016*	1.12%	Yes
10%	Return on equity	8.57% for 2016*	9.78%	Yes
10%	Wholesale funds	Average less than 10% of total funds during 2016	9.38%	Yes

          (*) Measured pre bonus-accrual and excluding non-core income and expenses

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The target levels are based on GAAP financial measures, other than the wholesale funds target, which is calculated as brokered deposits plus Federal Home Loan Bank (“FHLB”) advances, divided by total deposits plus repurchase agreements plus FHLB advances.

The Award Amount was paid to each executive officer pro rata based on a uniform percentage of the executive officer's 2016 salary (not to exceed 25% of each executive officer's 2016 salary or 20% of Mr. Worthington's 2016 salary.) Any bonus awards that were earned under the 2016 Executive Officer Plan or General Counsel Plan were paid to the executive officers on or before March 15, 2017.

Payments under the 2016 Executive Officer Plan and General Counsel Plan are subject to specified conditions, qualifications, and clawback provisions. Each plan, to the extent provided for in the plan, may be amended by the Compensation Committee of our Board of Directors.

We attained 90% of the targets established in the 2016 Executive Officer Plan and General Counsel Plan. The bonus pool of $281,025 under the 2016 Executive Officer Plan was paid to our executive officers as follows: Mr. Price, $121,275, Mr. Kaminski, $88,875, and Mr. Christmas, $70,875. Mr. Worthington received a payment of $33,300 under the General Counsel Plan. The payments were 22.5% of the base salary of Messrs. Price, Kaminski and Christmas and 18% of Mr. Worthington's base salary. Payments under the 2016 Executive Officer Bonus Plan and General Counsel Plan are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

Stock Incentive Plan

The overall objective for our stock-based compensation is to provide an equitable and competitive means to reward our executive and other officers for their contributions to our long-range success. Our goal is to meet the following objectives:

•	link each participant’s remuneration to our long-term success through the appreciation of stock price;

•	align the interests of our officers with the interests of our shareholders by linking the long-term value of the compensation to shareholder returns;

•	provide annual long-term incentive awards that are market competitive; and

•	improve our ability to attract and retain officers.

There is a direct relationship between the value of a stock option and the market price of our common stock. We believe that granting stock options is an effective method of motivating our executive and other officers to manage our business in a manner consistent with the interests of our shareholders. We granted stock options to our executive officers in 2016 and to one additional key employee in 2016. Due to the evolution of regulatory, tax and accounting treatment of stock-based compensation, and the importance of stock-based compensation in retaining and motivating our key employees, we have utilized other forms of stock-based compensation in addition to stock options. In 2016 and 2017, we granted restricted stock subject to time-based vesting to our executive officers and other key employees. We believe this is an excellent way to reward them for, and to motivate them toward, superior performance. Restricted stock is an important retention instrument in that it has immediate value to the recipient. Unlike stock option grants that create economic value only if the stock price appreciates above the price at the date of grant, restricted stock provides value and motivation to the recipient even if the stock price declines.

The restricted stock granted in 2016 and 2017, and in 2018 to key employees other than our executive officers, is subject to a three-year vesting period to encourage retention as well as provide value to our executive officers.

For 2018, our Compensation Committee determined that grants of performance-based restricted stock would be made to our executive officers, and restricted stock subject to time-based vesting would be made to other key employees. In order to become vested in their restricted stock, our executive officers would need to be employed throughout the three-year performance period, which satisfies a retention goal, and Mercantile must meet certain pre-determined financial performance goals. The Compensation Committee believes it is important for the restricted stock, which is intended to be a long-term incentive, to focus our executive officers on, and reward them for, the achievement of multi-year performance objectives. The performance goals were set at a target performance level. If Mercantile meets the target performance level, the executive officers would be vested in the number of shares designated as the “target award.” Performance levels would also be set at a maximum level to provide an incentive for superior performance, and at a threshold level, below which no shares would be earned. Depending on Mercantile’s performance relative to the performance goals, the executive officers could earn between 0% and 150% of the target award. Our Compensation Committee set the target number of shares by reference to the base salary of each executive officer, as follows: Mr. Kaminski, 50%; Mr. Reitsma and Mr. Christmas, 45%; Mr. Worthington, 40%; and Ms. Wiersma, 35%.

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Our Compensation Committee determined the goals for the 2019-2021 performance period in the Fall of 2018. The number of shares of performance-based restricted stock earned during the performance period will be based upon Mercantile’s achievement of certain performance levels for each of the measurement criteria. The performance goals for the performance period are based on a comparison of Mercantile’s average performance over the performance period (i.e., the summation of performance for calendar years 2019, 2020 and 2021 divided by three) for:

(1)	Return on Average Assets (“ROAA”) (weighted at 25%);

(2)	Diluted Earnings per Share Growth (“Diluted EPS Growth”) (weighted at 50%); and

(3)	Return on Average Equity (“ROE”) (weighted at 25%).

Our Compensation Committee will determine whether the performance goals have been met by taking into consideration Mercantile’s performance as compared to budget. In addition, our Compensation Committee shall take into consideration the 3-year average of the median performance for the Peer Group with respect to ROAA, Diluted EPS Growth and ROE, business unit and individual performance and such other factors as the Committee may determine and approve in its sole discretion. The “Peer Group” means a group of similarly sized financial institutions located in the Midwest, as determined by the Compensation Committee in its sole discretion; provided, however, that a financial institution will be deleted from the Peer Group for 2021 if it has not reported its year-end financial results by January 31, 2022. Following the Compensation Committee’s determination, the shares will become vested, in whole or in part, on February 15, 2022.

Historically, we have made stock-based awards annually in the Fall in conjunction with the performance review of our executive and other officers. It has been our practice, when awards of stock options and restricted stock are made, to make them to all recipients on the same date. In 2018, we awarded shares of performance-based restricted stock to our executive officers (other than Mr. Price), and shares of time-vested restricted stock to 104 key employees (including Mr. Price.) In 2016 and 2017, we awarded shares of restricted stock to 92 and 94 key employees, respectively, including our executive officers. We also granted stock options to our executive officers in 2016 and to an additional key employee in 2016.

Stock Ownership Guidelines

Our Board, on the recommendation of our Compensation Committee, adopted stock ownership guidelines for our executive officers that are effective on January 1, 2018. The stock ownership guidelines require each named executive officer (other than Mr. Price) to own our stock at the following levels:

Position	Number of Shares
Chief Executive Officer	Value equivalent to 3 times base salary
Each other named executive officer	Value equivalent to 2 times base salary

The time period for attainment of the stock ownership levels set forth above is five years from the later of January 1, 2018 or the date on which a named executive officer becomes subject to the guidelines.

All shares beneficially owned by each named executive officer will be credited toward the target level under the guidelines, including:

●	Shares owned outright or with an immediate family member;
●	Shares beneficially owned through a trust or other estate planning vehicle;
●	Shares held in benefit plans (e.g., 401(k), stock purchase plan, etc.); and
●	Unvested restricted shares.

Perquisites

We limit the perquisites that we make available to our executive officers. We believe that providing excessive perquisites to executive officers sends mixed messages to the rest of our employees and can destroy the “team” effort. Our executive officers are entitled to a few benefits that are not generally available to all of our employees. We do not provide a defined benefit pension plan, post-retirement health coverage (other than certain COBRA benefits as discussed below), or similar benefits for our executive officers or other employees.

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During 2018, we provided the following perquisites for our executive officers:

•	in addition to the general health and insurance plan that we maintain for all of our employees, we provided our executive officers with additional life insurance, and we provided Mr. Price, Mr. Kaminski, Mr. Christmas and Ms. Wiersma with additional disability insurance and long term care insurance; and

•	a local country club membership was provided for each of Mr. Price and Mr. Reitsma. Mr. Price and Mr. Reitsma each made significant use of the membership in connection with our business.

IRC Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to their chief executive officer or certain other highly compensated officers. For taxable years before 2018, qualifying performance-based compensation was not subject to the deduction limitation if certain requirements are met. We periodically reviewed the potential consequences of Section 162(m) and considered whether to structure some or all of the performance-based portion of our executive compensation so that it was not subject to the deduction limitations of Section 162(m).

The performance-based compensation exception was eliminated for compensation paid in taxable years after December 31, 2017 and the limit on deductibility was expanded to include all named executive officers. As a result, Section 162(m) no longer permits a public company to take a deduction for any compensation paid to its named executive officers in excess of $1 million, unless the compensation is provided under a written binding contract in effect on November 2, 2017 that was not materially modified on or after that date.

Post-Employment Compensation

We do not provide a defined benefit pension plan or post-retirement health insurance coverage for our executive officers or other employees. Our executive officers and most of our other employees are eligible to participate in our 401(k) plan. We provide for each eligible participant a matching contribution to the 401(k) plan. Effective on and after January 1, 2014, we made a matching contribution that “dollar for dollar” is equal to the first 4.25% of each participant’s contribution to the 401(k) plan. On and after April 1, 2018, our matching contribution is "dollar for dollar" on the first 5.00% of each participant's contribution to the 401(k) plan. All of our executive officers participated in our 401(k) plan during 2018.

All employees, except our executive officers and certain key employees, are employees-at-will and do not have an employment agreement. The employment agreements that we have with our executive officers are described below under the heading “Employment Agreements.” We do not provide post-employment health insurance coverage or other benefits to any employee, except those provided for executive officers and key employees in their employment agreements.

Change in Control Agreements

On November 29, 2018, we entered into an amended change in control agreement with each of our executive officers (other than Mr. Price). The change in control agreements for the executive officers provide for a lump sum payment if the executive officer is terminated without “Cause” or terminates employment for “Good Reason” (as those terms are defined under the employment agreements) within 24 months after a change in control of Mercantile or the Bank. The lump sum payment would be in addition to severance payments under each officer's respective employment agreement.

In entering into the change in control agreements, we took into account that, prior to 2015, the employment agreements with our executive officers did not provide any benefits if the officer were to be terminated in connection with a change in control. We believe that a pending or threatened change in control would provide significant distraction for our executive officers. We believe that providing an additional payment to each executive officer in the event that he or she is involuntarily terminated within 24 months after a change in control will provide the officer with financial protection and is an incentive to maintain a high level of dedication to Mercantile and the Bank in the event of a pending or threatened change in control.

Additional information regarding the change in control agreements is included below under the heading "Potential Payments Upon Termination or Change in Control."

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Overview of the Compensation Process

The composition of compensation for our executive officers can include: salary, cash bonus, stock-based awards, health, disability and life insurance and perquisites. The elements of executive compensation are discussed at the meetings of our Compensation Committee. During the Fall of each year, the Compensation Committee discusses the base salaries and cash bonus plan, if any, for the next year for our executive officers, and makes recommendations to the Board of Directors for its approval. The Board of Directors usually approves the Compensation Committee’s recommendations; though if it does not, it could ask the Compensation Committee to prepare revised recommendations. At or about the same time, in years when stock-based awards are to be made, the Compensation Committee grants stock-based awards to our executive and other officers.

As part of the Compensation Committee’s process, it meets with our Human Resource Director and reviews the elements of each executive officer’s compensation during the preceding three years. Typically, the Human Resource Director makes compensation recommendations to the Compensation Committee for each of our executive officers (other than with respect to her own compensation). The Compensation Committee may accept or reject all or any part of such recommendations. As part of our Human Resource Director’s process of formulating her recommendations, she may confer with our President and Chief Executive Officer. Our executive officers are not present when our Human Resource Director makes her recommendations, or during the Compensation Committee’s deliberations on the compensation of our executive officers. Our Human Resources Director is not present during the Compensation Committee’s deliberations on her compensation.

Compensation Risk Assessment

The Compensation Committee reviews our compensation policies and practices with our Senior Risk Officer every six months, and does not believe that they are reasonably likely to have a material adverse effect on us by encouraging our executive officers to take unnecessary or excessive risks that threaten our value. The Compensation Committee does not believe that the features of our compensation plans make it likely that taking unnecessary or excessive risks that threaten our value will provide greater compensation than actions that involve a prudent level of risk.

●	The equity-based plans encourage our executive officers and other employees to focus on increasing shareholder value over a period of years.

●	The deferred compensation and 401(k) plans provide helpful ways for our employees to save for retirement.

●

The bonus plans are typically based on a variety of metrics tied to improving our performance, and contain "clawback" provisions if the executive officer or employee engages in certain activities or a payout is based on materially inaccurate financial statements or other materially inaccurate performance metric criteria.

Based on its review, the Compensation Committee believes that our compensation policies and procedures do not pose any unnecessary risks, and do not encourage employees to manipulate reported earnings to enhance the compensation of any employee.

Shareholder Advisory Vote on Executive Compensation

At our 2018 annual meeting, our shareholders voted on an advisory proposal to approve the compensation of our executive officers as disclosed in our proxy statement for that annual meeting. Approximately 97% of the 9,636,555 votes cast on the proposal voted in favor of the proposal. Our Compensation Committee considered the result of this vote, viewed the result as favorable, and sought to maintain consistent compensation policies and procedures.

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Summary Compensation Table

The following table provides information regarding the compensation earned by the named executive officers for the three years ended December 31, 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(5)	Option Awards ($) (5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensa- tion ($)(8)	Total ($)
Michael H. Price (1)	2018	84,663	—	143,947	—	21,202	1,418	35,189	286,419
Chairman of Mercantile and the Bank	2017	224,039	—	105,133	—	60,489	286	42,561	432,508
	2016	539,000	—	230,440	10,491	121,275	—	43,375	994,581

Robert B. Kaminski, Jr.	2018	478,500	—	249,501	—	167,475	74	55,716	951,266
President and Chief Executive Officer of Mercantile, and Chief Executive Officer of the Bank	2017	435,000	—	204,105	—	117,450	45	37,065	793,665
	2016	395,000	—	148,140	7,868	88,875	40	38,062	677,985

Raymond E. Reitsma (2)	2018	346,526	—	166,864	—	106,124	—	57,344	676,858
Executive Vice President of Mercantile, and President of the Bank	2017	330,025	—	148,440	—	89,107	—	46,555	614,127
	2016	—	—	—	—	—	—	—	—

Charles E. Christmas	2018	364,000	—	168,710	—	111,475	—	48,258	692,443
Executive Vice President, Chief Financial Officer and Treasurer of Mercantile, and Executive Vice President and Chief Financial Officer of the Bank	2017	350,000	—	129,885	—	94,500	—	34,418	608,803
	2016	315,000	—	123,450	5,245	70,875	—	34,964	549,534

Robert T. Worthington (3)	2018	245,000	—	103,933	—	69,672	577	30,129	449,311
Chief Operating Officer, Senior Vice President, General Counsel and Secretary of Mercantile and the Bank	2017	215,000	—	129,885	—	58,050	301	15,014	418,250
	2016	185,000	—	82,300	2,623	33,300	238	14,935	318,396

Lonna L. Wiersma (4)	2018	262,895	—	94,760	—	63,259	—	41,662	462,576
Senior Vice President and Human Resources Director of Mercantile and the Bank	2017	—	—	—	—	—	—	—	—
	2016	—	—	—	—	—	—	—	—

(1)

Mr. Price retired from his role as Executive Chairman effective May 24, 2018. He remains as a Board member of Mercantile and the Bank and serves as the non-employee chairman of each Board. The salary for 2018 in the table includes $24,086 as cash compensation, and the value of stock awards for 2018 in the table includes stock with a value of $39,991, in each case paid or awarded to Mr. Price for his service as a director after his retirement date.

(2)	Mr. Reitsma was appointed as an executive officer of the Bank on January 1, 2017 and as an executive officer of Mercantile on May 24, 2018.

(3)	Mr. Worthington was appointed as an executive officer of Mercantile on May 26, 2016. The table shows Mr. Worthington's compensation for calendar year 2016.

(4)	Ms. Wiersma was appointed as an executive officer of Mercantile on May 24, 2018. The table shows Ms. Wiersma’s compensation for calendar year 2018.

(5)

Refer to Note 12, "Stock-Based Compensation," in the Notes to our Consolidated Financial Statements included in our Annual Report to the SEC on Form 10-K for the year ended December 31, 2018, for the relevant assumptions used to determine the valuation of the stock awards.

(6)

Payments were made for 2018 pursuant to the terms of the 2018 Executive Officer Plan. Payments were made for 2017 pursuant to the terms of the 2017 Executive Officer Plan. Payments were made for 2016 pursuant to the terms of the 2016 Executive Officer Plan and, for Mr. Worthington, the General Counsel Plan.

(7)

The amounts shown above are the above-market interest credited to the accounts of the executive officers for the applicable year on compensation they have deferred under our non-qualified deferred compensation plan. Interest is considered to be above-market interest to the extent that it exceeds 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code), at the rate that corresponds most closely to the rate under the plan at the beginning of each quarter.

(8)

Includes for 2018 (a) matching contributions to the 401(k) plan accounts of Messrs. Price, Kaminski, Reitsma, Christmas, and Worthington and Ms. Wiersma in the amounts of $2,726, $13,750, $13,750, $13,750, $13,750 and $12,184, respectively; (b) life, disability, and long term care insurance premiums paid on policies insuring them; (c) a country club membership for each of Mr. Price and Mr. Reitsma; and (d) cash dividends paid on restricted stock.

34	MERCANTILE BANK CORPORATION	2019 PROXY STATEMENT

Employment Agreement with Mr. Price

The Bank and Mercantile have entered into an employment agreement with our executive officer, Mr. Price, to provide for his employment, annual base compensation and severance, as well as confidentiality and non-compete arrangements. Mr. Price's employment agreement was amended on July 14, 2016 as part of our management succession plan to transition him to retirement as of the 2018 annual meeting of shareholders. Mr. Price’s employment agreement expired pursuant to its terms at the 2018 annual meeting of shareholders.

Pursuant to the terms of the employment agreement amendment, the Bank agreed to pay Mr. Price an annual salary in accordance with the Bank's normal payroll practice as follows (a) $539,000 from July 14, 2016 to December 31, 2016; (b) $325,000 from January 1, 2017 through the 2017 annual meeting of shareholders; and (c) $150,000 from the 2017 annual meeting of shareholders to the 2018 annual meeting of shareholders. Mr. Price was entitled to receive a grant of stock options and/or restricted stock in the fourth quarter of each of 2016, 2017 and 2018. Grants in 2017 were compared to the grants made to the President and Chief Executive Officer of Mercantile, with Mr. Price receiving a grant that was pro-rated based on the ratio of his 2017 base salary to the President and Chief Executive Officer's 2017 base salary. Grants in 2018 were similarly pro-rated based on the ratio of Mr. Price's 2018 base salary to the President and Chief Executive Officer's 2018 base salary, and further reduced to reflect that Mr. Price was employed as an executive officer for 5/12th of 2018.

Employment Agreements with Mr. Kaminski, Mr. Reitsma, Mr. Christmas, Mr. Worthington and Ms. Wiersma

The Bank and Mercantile have entered into employment agreements with our executive officers, Messrs. Kaminski, Reitsma, Christmas and Worthington, and Ms. Wiersma, which provide for their employment, annual base compensation, and severance, as well as confidentiality and non-compete arrangements. The employment agreements for each executive officer other than Mr. Price were amended and restated effective as of December 31, 2018 so that the terms would be uniform. Each agreement establishes an employment period that extends an additional year, each December 31, so that as of each December 31, there are three years remaining in the employment period. The annual extension of the employment period can be avoided by the Bank, Mercantile, or the officer giving notice to the others that the employment period is not to be extended.

The employment agreements provide the officers with annual base salaries for each year in the amounts established from year to year by the Board of Directors of the Bank. The annual base salary for each year for each officer may not be less than the amount established for the immediately preceding year. The Board of Directors established the annual base salaries of each executive officer as follows:

	2018	2019
Mr. Kaminski	$478,500	$499,000
Mr. Reitsma	$346,526	$370,783
Mr. Christmas	$364,000	$374,921
Mr. Worthington	$245,000	$260,000
Ms. Wiersma	$262,895	$270,783

In addition to the annual base salary, the employment agreements provide that the officers are entitled to participate in our employee benefit and incentive compensation plans, including health insurance, life and disability insurance, stock option, profit sharing and retirement plans. Under the 2018 Executive Officer Plan, our officers received the following bonus payments for 2018: Mr. Price, $21,202 (35% of 2018 salary); Mr. Kaminski, $167,475 (35% of 2018 salary); Mr. Reitsma, $106,124 (30.6% of 2018 salary); Mr. Christmas, $111,475 (30.6% of 2018 salary); Mr. Worthington, $69,672 (28.4% of 2018 salary); and Ms. Wiersma, $63,259 (24.1% of base salary).

Additional information regarding the employment agreements, including compensation and benefits payable to the officers on termination of employment and officer confidentiality and non-compete obligations, is included below under the heading “Potential Payments Upon Termination or Change In Control.”

MERCANTILE BANK CORPORATION	2019 PROXY STATEMENT	35

Salary and Bonus Compared to Total Compensation

We have not established a proportion of salary and bonus in an executive officer’s total compensation. As indicated in the Summary Compensation Table above, the proportion of salary and bonus in total compensation for 2018, ranged from approximately 66.9% to 70.5% for our executive officers (other than Mr. Price).

Grants of Plan-Based Awards In 2018

The following table provides information regarding grants of plan-based awards to the named executive officers during the year ended December 31, 2018.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock	All Other Option Awards:	Exercise	Grant Date Fair
Name	Grant Date	Thres-hold ($)	Target ($)	Maxi- mum ($)	Threshold (#)	Target (#)	Maxi- mum (#)	Awards: Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	or Base Price of Option Awards ($ / Sh)	Value of Stock and Option Awards ($) (1)
Michael H. Price	11/29/2018	—	—	—	—	—	—	3,267	—	—	103,956
Robert B. Kaminski, Jr.	11/29/2018	—	—	—	3,921	7,841	11,762	—	—	—	249,501
Raymond E. Reitsma	11/29/2018	—	—	—	2,622	5,244	7,866	—	—	—	166,864
Charles E. Christmas	11/29/2018	—	—	—	2,651	5,302	7,953	—	—	—	168,710
Robert T. Worthington	11/29/2018	—	—	—	1,634	3,268	4,902	—	—	—	103,988
Lonna L. Wiersma	11/29/2018	—	—	—	1,489	2,978	4,467	—	—	—	94,760

(1)

The grant date fair value of the restricted stock awards is based on the number of shares granted times the market value of the shares on the grant date. For those executive officers receiving awards under an equity incentive plan, the target number of shares was used in the calculation. The grant date was November 29, 2018, and the market value per share on that date was $31.82.

Restricted Stock Awards

The stock awards shown in the table above are restricted stock that was awarded to the named executive officers by our Compensation Committee on November 29, 2018, under our Stock Incentive Plan of 2016. The restricted stock awarded to Mr. Price is subject to forfeiture and restrictions on transfer until the shares become vested on November 29, 2021. The grant of performance-based restricted stock to the other executive officers would vest at the end of a 3-year performance period (January 1, 2019-December 31, 2021), depending on whether Mercantile satisfied pre-determined performance goals. The performance goals were set at a target performance level. If Mercantile meets the target performance level, the executive officers would be vested in the number of shares designated as the “target award” shown in the table above. Performance levels were also set at a maximum level to provide an incentive for superior performance, and at a threshold level, below which no shares would be earned. Depending on Mercantile’s performance relative to the performance goals, the executive officers could earn between 0% and 150% of the target award. The restricted stock is forfeited if the executive officer or director ceases to be employed with us, or ceases to serve as a Board member prior to the restricted stock vesting, subject to accelerated or pro-rated vesting at the target award level as provided for in the applicable restricted stock award agreement in the event of the executive officer's death, disability, retirement, termination other than for “Cause,” a change in control, or exercise of discretion by the Compensation Committee. The executive officers are entitled to receive cash dividends on their restricted stock to the same extent as other holders of our common stock.

36	MERCANTILE BANK CORPORATION	2019 PROXY STATEMENT

Outstanding Equity Awards At 2018 Fiscal Year-End

The following table provides information as of December 31, 2018 regarding equity awards, including unexercised stock options and restricted stock that had not vested, for each of the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael H. Price	2,000	—	—	22.15	11/12/2021	7,000	197,820	—	—
	2,000	—	—	27.66	11/18/2022	2,833	80,061	—	—
	2,000	—	—	36.22	11/16/2023	3,267	92,325	—	—

Robert B. Kaminski, Jr.	1,200	—	—	27.66	11/18/2022	4,500	127,170	7,841	221,587
	1,500	—	—	36.22	11/16/2023	5,500	155,430	—	—

Raymond E. Reitsma	500	—	—	36.22	11/16/2023	2,500	70,650	5,244	148,195
						4,000	113,040	—	—

Charles E. Christmas	1,000	—	—	22.15	11/12/2021	3,750	105,975	5,302	149,835
	1,000	—	—	27.66	11/18/2022	3,500	98.910	—	—
	1,000	—	—	36.22	11/16/2023	—	—	—	—

Robert T. Worthington	500	—	—	36.22	11/16/2023	2,500	70,650	3,268	92,354
	—	—	—	—	—	3,500	98,910	—	—

Lonna L. Wiersma	500	—	—	36.22	11/16/2023	2,500	70,650	2,978	84,158
	—	—	—	—	—	2,500	70,650	—	—

______________

(1)

The stock option awards, in the order listed in the column for Messrs. Price and Christmas, cliff vested on November 13, 2016, November 19, 2017, and November 17, 2018. The stock option award, in the order listed in the column for Mr. Kaminski, cliff vested on November 19, 2017 and November 17, 2018. The stock option awards for Messrs. Reitsma and Worthington, and Ms. Wiersma, cliff vested on November 17, 2018.

(2)

The restricted stock awards, in the order listed in the column for Mr. Price, cliff vest on November 17, 2019, November 30, 2020 and November 29, 2021. The shares of restricted stock are subject to forfeiture and restrictions on transfer until they vest.

(3)

The restricted stock awards, in the order listed in the column for Messrs. Kaminski, Reitsma, Christmas and Worthington, and Ms. Wiersma, cliff vest on November 17, 2019 and November 30, 2020. The restricted stock awards are subject to forfeiture and restrictions on transfer until they vest.

(4)	Based on the closing stock price of $28.26 per share as of December 31, 2018.

(5)

The performance-based restricted stock awards, depicted at the target level, cliff vest on February 15, 2022. The restricted stock awards are subject to forfeiture and restrictions on transfer until they vest.

MERCANTILE BANK CORPORATION	2019 PROXY STATEMENT	37

Option Exercises And Stock Vested In 2018

The following table provides information regarding the exercise of stock options and vesting of restricted stock during 2018 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Michael H. Price	—	—	4,000	128,360
Robert B. Kaminski, Jr.	—	—	2,250	72,203
Raymond E. Reitsma	—	—	1,375	44,124
Charles E. Christmas	—	—	1,750	56,158
Robert T. Worthington	—	—	1,000	32,090
Lonna L. Wiersma	—	—	1,000	32,090

(1)

The value realized is based on the number of shares vesting times the market value of the shares on the vesting date. The vesting date was November 19, 2018, and the market value per share on that date was $32.09.

Nonqualified Deferred Compensation For 2018

The following table provides information regarding our plan that provides for the deferral of compensation for the named executive officers on a basis that is not tax-qualified.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Michael H. Price	55,862	—	4,940	113,908	174,710
Robert B. Kaminski, Jr.	—	—	255	—	255
Raymond E. Reitsma	—	—	—	—	—
Charles E. Christmas	—	—	—	—	—
Robert T. Worthington	7,350	—	1,984	—	9,334
Lonna L. Wiersma	—	—	—	—	—

(1)

The earnings consist of interest credited monthly at a rate equal to the prime rate as published in the Wall Street Journal, determined quarterly, as of the first day of each quarter. The above-market portion of this interest in 2018 is reported for each officer in the Summary Compensation Table. The amounts so reported are for Mr. Price, $1,418, for Mr. Kaminski, $74 and for Mr. Worthington, $577. The above-market portion is the amount of the interest that exceeds 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code), at the rate that corresponds most closely to the rate established under the deferred compensation plan.

(2)	The amount that was reported as compensation in the Summary Compensation Tables for previous years is: for Mr. Price, $19,773, Mr. Kaminski, $3,514 and Mr. Worthington, $815.

Deferred Compensation Plan

The information in the table above pertains to our executive officers’ participation in the Bank’s non-qualified deferred compensation plan. Participants in the plan may elect to defer up to 100% of their salary and other cash compensation each year. Under the plan, the amount of any compensation deferred is credited with interest monthly at a rate equal to the prime rate as published in the Wall Street Journal, determined quarterly, on the first day of each quarter.

The plan provides that the Bank will pay to each executive officer, from his or her deferred compensation account, a lump sum payment or installment payments, whichever the officer elected, after he or she leaves employment with us due to normal retirement, early termination, disability, or a change of control. If installment payments are elected on or after January 1, 2015, the maximum payment period is ten years. If the executive officer dies before leaving employment, the Bank will distribute the payments to the executive officer’s designated beneficiary in a lump sum, or installments, if installments were elected. If death occurs during the time that payments are being made, the Bank will distribute the remaining payments to the executive officer’s designated beneficiary at the same time and in the same amounts that would have been distributed if the executive officer had not died.

38	MERCANTILE BANK CORPORATION	2019 PROXY STATEMENT

The plan was amended and restated as of January 1, 2015 and combined with the directors' deferred compensation plan to provide for administrative convenience. The plan is subject to Section 409A of the Internal Revenue Code, which specifies requirements that non-qualified deferred compensation plans must meet in order to avoid adverse tax consequences for participants.

Potential Payments upon Termination or Change in Control

Employment Agreements

We have entered into employment agreements with each of our executive officers. The employment period for Mr. Price ended at the 2018 annual meeting of shareholders. The agreement for each other officer establishes an employment period that extends an additional year, each December 31, so that as of each December 31, there are three years remaining in the employment period. The annual extension of the employment period can be avoided by giving notice that the employment period is not to be extended. These agreements include provisions that provide compensation and benefits to the executive officers in the event that their employment with us is terminated:

•	during the employment period, voluntarily by the executive officer for Good Reason, or by us without Cause; or
•	during the employment period, due to disability or death.

The employment agreements also provide compensation and benefits to the officers in the event that their employment with us is terminated after the employment period and before they reach the age of 65, voluntarily by them if their annual base salary is reduced without Cause, or by us without Cause.

The terms “Cause” and “Good Reason” are defined in the employment agreements. Cause includes certain acts of dishonesty and intentional gross neglect, conviction of a felony, and certain intentional breaches of an officer’s obligations in the employment agreement relating to confidentiality of our information and not competing with us. Good Reason includes an assignment to the officer of a title or duties that are materially inconsistent with the officer’s position, titles, duties or responsibilities, and certain failure by us to comply in a material respect, even after notice to us, with our obligations to the officer under the employment agreement.

Termination During the Employment Period

The employment agreements provide the executive officers with compensation and benefits in the event that their employment is terminated by us without Cause or the officers elect to terminate their employment for Good Reason during the employment period. In such event, the officer in question is entitled to receive the greater of his or her annual base salary through the end of the employment period or (i) for Mr. Kaminski, $500,000; (ii) for Mr. Reitsma and Mr. Christmas, $350,000; and (iii) for Mr. Worthington and Ms. Wiersma, $250,000, in any case payable over 18 months. In addition, in the case of such a termination of employment, the officer is entitled to continue his or her participation in our life, disability and health insurance plans for 18 months, to the extent permitted under the plans, to an assignment of any assignable term life insurance policies owned by us insuring his or her life, and to $15,000 for out-placement, interim office and related expenses.

For a termination of an executive officer by us during the employment period to be with Cause, it must be done within 90 days of our learning of the Cause. For a termination by the officer during the employment period to be with Good Reason, it must be done by the officer within 90 days of the officer learning of the Good Reason.

If an officer becomes disabled or dies during the employment period, the officer is entitled to compensation and benefits under his or her employment agreement. In the event of disability, the officer continues to receive his or her then current annual base salary through the end of the employment period, and any disability benefits payable under disability plans that we provide. The officer also continues to participate in our life, disability, and health insurance plans, through age 65, to the extent permitted under the plans. If the officer dies during the employment period, we are obligated to pay the officer’s legal representative a death benefit. The death benefit is (i) for Mr. Kaminski, $300,000; (ii) for Mr. Reitsma and Mr. Christmas, $200,000; and (iii) for Mr. Worthington and Ms. Wiersma, $100,000. In addition, if we own any life insurance insuring the life of the officer, the proceeds of the policies are payable to the named beneficiaries.

Under the employment agreements, in the event that an officer’s employment is terminated for Cause, the officer is not entitled to any accrued rights that the officer may then have under any of our stock incentive plans.

MERCANTILE BANK CORPORATION	2019 PROXY STATEMENT	39

Termination After the Employment Period

The employment agreements provide compensation and benefits in the event that after the employment period and prior to the officer reaching the age of 65, the officer’s employment is terminated by us without Cause or the officer’s annual base salary is reduced without Cause, and the officer terminates his or her employment within 90 days of the reduction. In such event, the officer is entitled to receive an amount, for Mr. Kaminski of $500,000; for Mr. Reitsma or Mr. Christmas of $350,000; and for Mr. Worthington or Ms. Wiersma, of $250,000, payable over 18 months. In addition, in the case of such a termination of employment, the officer is entitled to continue his or her participation in our life, disability and health insurance plans for 18 months, to the extent permitted under the plans, to an assignment of any assignable term life insurance policies owned by us insuring his or her life, and to $15,000 for out-placement, interim office and related expenses.

Obligations of Executive Officers

Under the employment agreements, each officer agreed not to disclose, except as required by law, any confidential information relating to our business or customers, or use any confidential information in any manner adverse to us. In addition, each has agreed that for 18 months following his or her employment with us, the officer will not be employed by, or act as a director or officer of, any business engaged in banking within a 50 mile radius of any city in which at any time during the 18-month period we or the Bank has a branch or other office.

Change in Control Agreements

We have entered into a change in control agreement with each of our executive officers (other than Mr. Price). If the officer's employment is terminated without Cause (as defined in the employment agreement) or if the officer terminates his or her employment for Good Reason (as defined in the employment agreement), in each case within 24 months after a "change in control," the officer will receive a lump sum payment within 15 days after the termination. The amount of the lump sum payment is: (i) $500,000 for Mr. Kaminski; (ii) $350,000 for each of Mr. Reitsma and Mr. Christmas; and (iii) $250,000 for each of Mr. Worthington and Ms. Wiersma. This amount is paid in addition to any other payments and benefits under the officer's employment agreement. If the officer is a "specified employee" within the meaning of Section 409A of the Internal Revenue Code, payment is delayed until the first business day of the seventh month after the date on which termination of employment occurs.

A "change in control" is defined as (a) a change in ownership of more than 50% of the total fair market value or total voting power of Mercantile or the Bank; (b) a change in effective control, which includes (i) an acquisition by a person of 30% or more of the total voting power of the stock of Mercantile or the Bank; or (ii) a majority of the members of the Board of Directors of Mercantile or the Bank is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election; or (c) an acquisition by a person of assets of Mercantile or the Bank with a total gross fair market value of more than 40% of the total gross fair market value of all assets of Mercantile or the Bank immediately prior to the acquisition.

Rights Under the Stock Incentive Plan of 2006

In general, stock options granted under the Stock Incentive Plan of 2006 that are vested at the time employment terminates may be exercised by the executive officer within three months after termination of employment. However, if employment terminates due to death or disability, any vested stock options may be exercised within 12 months after the date of termination, but not later than the expiration date of the option. In addition, the Stock Incentive Plan of 2006 provides that all outstanding options granted under the plan are forfeited if an officer’s employment is terminated for Cause, whether or not the options are vested.

If an executive officer terminates employment due to death or disability, then restricted stock granted to him or her under the Stock Incentive Plan of 2006 will be partially vested. Also, if an executive officer terminates employment due to retirement, or we terminate the officer’s employment other than for Cause, restricted stock granted to him or her under the plan will be partially vested. The number of shares that will be vested is equal to the number of shares granted to the executive officer multiplied by the number of months that have elapsed since the grant date divided by the number of months in the vesting period. Our Compensation Committee has discretion to accelerate the vesting of restricted stock. Pursuant to this authority, in January 2017, the Compensation Committee adopted a policy that a participant would be 100% vested in his or her restricted stock if the officer retires on or after age 65 and would be partially vested in his or her restricted stock (in the manner previously described) if the officer retires at or after age 62, but before age 65, with 5 or more years of service with us.

40	MERCANTILE BANK CORPORATION	2019 PROXY STATEMENT

Rights Under the Stock Incentive Plan of 2016

In general, stock options granted under the Stock Incentive Plan of 2016 that are vested at the time employment terminates may be exercised by the executive officer within three months after termination of employment. However, if employment terminates due to death or disability, stock options become 100% vested and may be exercised within 12 months after the date of termination, but not later than the expiration date of the option. In addition, the Stock Incentive Plan of 2016 provides that all outstanding options granted under the plan are forfeited if an officer’s employment is terminated for Cause, whether or not the options are vested.

If an executive officer terminates employment due to death, disability or retirement at or after age 65, then restricted stock granted to him or her under the Stock Incentive Plan of 2016 will be 100% vested. If we terminate the employment of an executive officer other than for Cause, restricted stock granted to him or her under the plan will be partially vested. The number of shares that will be vested is equal to the number of shares granted to the executive officer multiplied by the number of months that have elapsed since the grant date divided by the number of months in the vesting period. Our Compensation Committee has discretion to accelerate the vesting of restricted stock. Pursuant to this authority, in January 2017, the Compensation Committee adopted a policy that a participant would be partially vested in his or her restricted stock (in the manner previously described) if the officer retires at or after age 62, but before age 65, with 5 or more years of service with us.

Distribution from the Deferred Compensation Plan

Each executive officer will receive a distribution of his or her account under the deferred compensation plan upon termination of employment. Distributions will generally be delayed for six months after the termination of employment, to the extent required by Section 409A of the Internal Revenue Code. However, if employment is terminated due to Cause, or if an executive officer is subject to a final removal or prohibition order issued by a federal banking agency, then the executive officer will only receive a distribution of his or her own deferrals, without any interest credits.

Table of Potential Payments Upon Termination of Employment

The following tables provide information regarding compensation and benefits payable to our executive officers under their respective employment agreements, the Stock Incentive Plan of 2006 or the Stock Incentive Plan of 2016 upon termination of their employment. The amounts shown assume that termination of employment was effective as of December 31, 2018, the last business day of our 2018 fiscal year, and include estimates of the amounts that would be paid. The actual amounts would only be determined upon an officer’s termination of employment. The value of restricted stock that would have become vested due to termination without “Cause,” retirement, death or disability is based on the closing stock price of $28.26 on December 31, 2018.

	During Employment Period				After Employment
Name	Termination Without Cause or for Good Reason ($)(1)	Termination Due to Death ($)		Termination Due to Disability ($)(5)	Period and Before Age 65, Termination Without Cause or Due to Base Salary Reduction ($)(6)	Retirement ($)(7)
Robert B. Kaminski, Jr.	1,687,915	1,604,187	(2)	2,136,715	690,915	504,187
Raymond E. Reitsma	1,249,522	1,331,885	(3)	1,429,334	487,173	331,885
Charles E. Christmas	1,278,340	1,354,720	(3)	1,635,738	503,580	354,720
Robert T. Worthington	886,769	1,161,914	(4)	1,025,433	356,769	261,914
Lonna L. Wiersma	931,286	1,125,458	(4)	1,193,851	368,940	225,458

(1)

Includes (a) annual base salary through the end of 2021 of $1,497,000 for Mr. Kaminski, $1,112,349 for Mr. Reitsma, $1,124,760 for Mr. Christmas, $780,000 for Mr. Worthington and $812,346 for Ms. Wiersma; (b) life, disability and medical insurance premiums for 18 months for Mr. Kaminski, $23,692, Mr. Reitsma, $27,267, Mr. Christmas, $23,754, Mr. Worthington, $3,526 and Ms. Wiersma, $26,129; (c) out-placement, office and related expenses of $15,000 for each officer; and (d) the value of restricted shares that would have become vested due to termination without Cause, for Mr. Kaminski, $152,223, for Mr. Reitsma $94,906, for Mr. Christmas, $114,826, for Mr. Worthington $88,243, and for Ms. Wiersma $77,811, which value would not apply and should be subtracted in the case of a termination by the officer for Good Reason.

(2)

Includes payment of death benefit from us of $300,000, and from the applicable insurance companies, supplemental life insurance proceeds of $300,000 and group term life insurance proceeds of $500,000, and the value of restricted shares that would have become vested due to death of $504,187.

MERCANTILE BANK CORPORATION	2019 PROXY STATEMENT	41

(3)

Includes payment of death benefit from us of $200,000, and from the applicable insurance companies, supplemental life insurance proceeds of $300,000 and group term life insurance proceeds of $500,000, and the value of restricted shares that would have become vested due to death of $331,885 for Mr. Reitsma and $354,720 for Mr. Christmas.

(4)

Includes payment of death benefit from us of $100,000 and from the applicable insurance companies, supplemental life insurance proceeds of $300,000 and group term life insurance proceeds of $500,000, and the value of restricted shares that would have become vested due to death of $261,914 for Mr. Worthington and $225,458 for Ms. Wiersma.

(5)

Includes (a) annual base salary through the end of 2021 for Mr. Kaminski, $1,435,500, Mr. Reitsma, $1,039,579, Mr. Christmas, $1,092,000, Mr. Worthington, $735,000 and Ms. Wiersma, $788,684; (b) life, disability and medical insurance premiums until age 65 for Mr. Kaminski, $53,028 (calculated at $6,629 annually), Mr. Reitsma, $57,870 (calculated at $5,797 annually), Mr. Christmas, $45,018 (calculated at $5,627 annually), Mr. Worthington, $28,519 (calculated at $1,358 annually) and Ms. Wiersma, $35,709 (calculated at $7,142 annually); and (c) the value of restricted shares that would have become vested due to disability, for Mr. Kaminski, $504,187, for Mr. Reitsma, $331,885, for Mr. Christmas, $354,720, for Mr. Worthington, $261,914 and for Ms. Wiersma, $225,458. In addition, the executive officers would receive long term disability benefits from the applicable insurance companies for as long as the officer is disabled up to age 65, in the following annual amounts, for Mr. Kaminski, $144,000, Mr. Christmas, $144,000 and Ms. Wiersma $144,000. If the disability was catastrophic as defined in the disability insurance policies, the annual disability benefits in the prior sentence would be about 22% to 41% more, depending on the executive officer.

(6)

Includes (a) for Mr. Kaminski, $500,000, for Mr. Reitsma and Mr. Christmas, $350,000 and for Mr. Worthington and Ms. Wiersma, $250,000 in lieu of base salary; (b) life, disability and medical insurance premiums for 18 months for Mr. Kaminski, $23,692, Mr. Reitsma, $27,267, Mr. Christmas, $23,754, Mr. Worthington, $3,526 and Ms. Wiersma, $26,129; (c) out-placement, office and related expenses of $15,000 for each officer; and (d) the value of restricted shares that would have become vested due to termination without Cause, for Mr. Kaminski, $152,223, for Mr. Reitsma, $94,906, for Mr. Christmas, $114,826, for Mr. Worthington, $88,243 and for Ms. Wiersma, $77,811, which value would not apply and should be subtracted in the case of a termination by the officer because of a reduction in his or her base salary. The amounts are calculated as though the employment period had ended before December 31, 2018.

(7)

Includes the value of restricted shares that would have become vested at retirement. The amounts in the table are calculated as though the officer had reached 65 years of age as of December 31, 2018. If the officer had retired and had reached age 62 but was not yet 65 as of December 31, 2018 and had five or more years of service with us, the value of restricted stock that would have vested would be for Mr. Kaminski, $152,223, for Mr. Reitsma, $94,906 for Mr. Christmas, $114,826, for Mr. Worthington, $88,243 and for Ms. Wiersma, $77,811.

Change in Control

If a change in control of Mercantile or the Bank occurs and the employment of an executive officer is terminated without Cause or the officer terminates his or her employment for Good Reason within 24 months after the change in control, the officer will receive a lump sum payment in addition to severance benefits under the employment agreement. Options granted under the Stock Incentive Plan of 2006, according to their terms when granted, become fully vested upon a change in control and are exercisable during their remaining term, even if an executive officer’s employment terminates during the option term. According to their terms when awarded, shares of restricted stock awarded under the Stock Incentive Plan of 2006 become fully vested upon a change in control. A “change in control” is defined in the Stock Incentive Plan of 2006 as (a) the failure of the continuing directors to constitute a majority of the Board of Directors; (b) the acquisition by any person of ownership of 40% or more of the outstanding common stock of Mercantile; (c) a reorganization, merger or consolidation after which the Mercantile shareholders do not own at least 50% of the value and voting power of the outstanding capital stock of the entity surviving the transaction; (d) a liquidation or dissolution of Mercantile, or a sale of all or substantially all of its assets; or (e) any other change in control transaction that is reportable to the SEC under Item 6(e) of Schedule 14A of Regulation 14A issued under the Securities Exchange Act of 1934.

Under the Stock Incentive Plan of 2016, stock options and restricted stock awards may be assumed or a substitute award may be granted in connection with a change in control of Mercantile. In such event, the executive officer will become 100% vested if, within one year after the change in control, the officer's employment is terminated without Cause or due to death or disability, or if the officer terminates his or her employment for Good Reason. If the stock options and restricted stock awards are not assumed or a substitute award granted, then unless the Compensation Committee prescribes an economically equivalent alternative, shares of restricted stock and stock options will be 100% vested. The awards will be cancelled immediately prior to the change in control, with the executive officer receiving a payment equal to the per share consideration paid to the shareholders in connection with the change in control transaction minus, in the case of stock options, the exercise price per share. A “change in control” is defined in the Stock Incentive Plan of 2016 as (a) the failure of the continuing directors to constitute a majority of the Board of Directors; (b) the acquisition by any person of ownership of 30% or more of the outstanding common stock of Mercantile; (c) a reorganization, merger or consolidation after which the Mercantile shareholders do not own at least 50% of the value and voting power of the outstanding capital stock of the entity surviving the transaction; (d) a liquidation or dissolution of Mercantile, or a sale of all or substantially all of its assets; or (e) any other change in control transaction that is reportable to the SEC under Item 6(e) of Schedule 14A of Regulation 14A issued under the Securities Exchange Act of 1934.

Each executive officer will receive a distribution of his or her account under the deferred compensation plan if employment terminates within 12 months after a change in control. The value of each officer’s account as of December 31, 2018 is shown above in the table under the heading “Nonqualified Deferred Compensation For 2018.”

42	MERCANTILE BANK CORPORATION	2019 PROXY STATEMENT

Potential Payments Upon a Change in Control

The following table provides information regarding the value of benefits that would be provided to our executive officers in the event of a change in control of Mercantile. A lump sum cash payment would be made pursuant to the terms of the officer's change in control agreement assuming there was both a change in control and a termination without Cause or a Good Reason termination on December 31, 2018. The cash payments shown in the table below are in addition to severance payments that would be paid to the officer under his or her employment agreement in the event of a termination without Cause or a Good Reason termination during the employment period. Under our Stock Incentive Plan of 2006 and our Stock Incentive Plan of 2016, there are provisions regarding a change in control. The amounts shown assume that the change in control occurred as of December 31, 2018, the last business day of our 2018 fiscal year, include estimates of the value of restricted stock that would be vested upon a change in control and reflect that incentive awards were not assumed or substituted by an acquiring company. The actual amounts would only be determined upon a change in control.

	Termination Without Cause or Good Reason Termination After a	Accelerated Vesting Upon Change in Control
Name	Change in Control ($)	Stock Options ($)	Restricted Stock ($)(7)
Michael H. Price	—	—	370,206 (1)
Robert B. Kaminski, Jr.	500,000	—	504,187 (2)
Raymond E. Reitsma	350,000	—	331,885 (3)
Charles E. Christmas	350,000	—	354,720 (4)
Robert T. Worthington	250,000	—	261,914 (5)
Lonna L. Wiersma	250,000	—	225,458 (6)

____________________________

(1)

Consisting of 13,100 shares of restricted stock that would have vested for Mr. Price. Mr. Price would not receive a cash payment as his employment terminated as of the 2018 annual meeting of shareholders.

(2)	Consisting of 17,841 shares of restricted stock that would have vested for Mr. Kaminski (including 7,841 shares of performance-based restricted stock at the target award level).

(3)	Consisting of 11,744 shares of restricted stock that would have vested for Mr. Reitsma (including 5,244 shares of performance-based restricted stock at the target award level).

(4)	Consisting of 12,552 shares of restricted stock that would have vested for Mr. Christmas (including 5,302 shares of performance-based restricted stock at the target award level).

(5)	Consisting of 9,268 shares of restricted stock that would have vested for Mr. Worthington (including 3,268 shares of performance-based restricted stock at the target award level).

(6)	Consisting of 7,978 shares of restricted stock that would have vested for Ms. Wiersma (including 2,978 shares of performance-based restricted stock at the target award level).

(7)	Based on the closing stock price for our common stock of $28.26 per share as of December 31, 2018.

MERCANTILE BANK CORPORATION	2019 PROXY STATEMENT	43

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Robert B. Kaminski, Jr., our Chief Executive Officer (“CEO”).

For 2018, our last completed fiscal year:

●	The annual total compensation of the employee identified at the median of our Company (other than our CEO) was $47,608; and

●	The annual total compensation of our CEO was $951,266.

Based on this information, for 2018, the ratio of the annual total compensation of Mr. Kaminski, our CEO, to the annual total compensation of our median employee was estimated to be 20 to 1.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

We used the median employee identified in 2017 for purposes of calculating the CEO pay ratio. There have been no changes in our employee population or employee compensation arrangements in 2018 that we believe would significantly impact the CEO pay ratio.

Director Compensation For 2018

The following table provides information about the compensation of our directors for the year ended December 31, 2018.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)	Total ($)
David M. Cassard	33,000	32,995	—	—	403	—	66,398
Edward J. Clark	31,000	30,976	—	—	8,385	—	70,361
Michelle L. Eldridge	29,000	28,992	—	—	—	—	57,992
Jeff A. Gardner	30,000	29,966	—	—	—	—	59,966
Edward B. Grant	34,500	34,473	—	—	—	—	68,973
Thomas R. Sullivan	29,000	28,992	—	—	2,456	—	60,448

(1)

Mr. Price retired from his role as Executive Chairman of the Board on May 24, 2018. He remains as a Board member of Mercantile and the Bank and serves as the non-employee Chairman of each Board. The compensation paid to Mr. Price for his service as a Board member following his retirement is included in the Summary Compensation Table. The compensation of our Chief Executive Officer, Mr. Kaminski, has been omitted from this table because he received no special compensation for serving on our Board of Directors. Mr. Kaminski’s compensation is included in the Summary Compensation Table.

(2)	Each non-employee director who was serving on May 24, 2018, received a stock award on May 24, 2018 in payment of such director's annual retainer fee.

(3)	No option awards were made to our non-employee directors during 2018, and no non-employee director held any unexercised options as of December 31, 2018.

(4)

The amounts shown above are above-market interest credited to the accounts of the directors for 2018 on compensation they have deferred under our non-qualified deferred compensation plan. Interest is considered to be above-market interest to the extent that it exceeds 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code), at the rate that corresponds most closely to the rate under the plan at the beginning of each quarter.

44	MERCANTILE BANK CORPORATION	2019 PROXY STATEMENT

Compensation Arrangements for Non-employee Directors

The Compensation Committee of our Board of Directors reviews director compensation at least annually, and recommends to our Board of Directors for approval any changes that the Compensation Committee deems appropriate. In 2018, we based our director compensation on a single retainer figure and discontinued the use of meeting fees from the prior year. The retainer fee was higher for each director who served as Chairman of our Audit Committee, Compensation Committee or Governance and Nominating Committee, as reflected in the chart below. One-half (50%) of the retainer value was paid in shares of Mercantile common stock as of the annual meeting date, with the share count calculated based on the closing stock price on the day of issuance. One-half (50%) of the retainer value was paid in cash, with payments divided into equal installments payable at the end of each calendar quarter. Directors who fail to meet an attendance threshold of 75% of scheduled board and committee meetings would not receive their fourth quarter cash payment.

Retainer Value
Chairman of the Board	$80,000
Chair of the Audit Committee	$69,000
Chair of the Compensation Committee	$66,000
Chair of the Governance and Nominating Committee	$62,000
Executive Session Facilitator	$60,000
Non-Chair Directors	$58,000

Under the Bank’s deferred compensation plan for non-employee directors, Mercantile directors who are also directors of the Bank may elect to defer the cash portion of their annual retainer until they are no longer serving on the Board or until specific dates that they select. Directors are eligible to receive stock-based awards under the Stock Incentive Plan of 2016.

Deferred Compensation Plan

Directors are eligible to participate in the Bank’s non-qualified deferred compensation plan. Directors who participate in the plan may elect to defer up to 100% of their annual cash retainer and any meeting fees. Under the plan, the amount of any director’s fees that are deferred is credited with interest at a rate equal to the prime rate as published in the Wall Street Journal, credited on a monthly basis.

The plan provides that the Bank will pay to each director, from his or her deferred compensation account, a lump sum payment, or installment payments, whichever is elected, after the director’s term of office as a director ends. If installment payments are elected, the maximum payment period is ten years. In the event that a director dies before his or her term of office ends, the Bank will distribute the payments to the director’s designated beneficiary in a lump sum, or installments, if installments were elected. If death occurs during the time that payments are being made, the Bank will distribute the remaining payments to the director’s designated beneficiary at the same time and in the same amounts that would have been distributed if the director had not died.

The separate deferred compensation plan for directors was amended and restated effective January 1, 2015 and combined with the executive deferred compensation plan to provide for administrative convenience. The plan is subject to Section 409A of the Internal Revenue Code, which specifies requirements that non-qualified deferred compensation plans must meet in order to avoid adverse tax consequences for participants.

MERCANTILE BANK CORPORATION	2019 PROXY STATEMENT	45

TRANSACTIONS WITH RELATED PERSONS

We have a written policy requiring that our Audit Committee review and approve related person transactions that involve us and are of the type that are required to be disclosed in our proxy statement by SEC rules. A transaction may be a related person transaction if any of our directors, executive officers, owners of more than 5% of our common stock, or their immediate family have a material interest in the transaction and the amount involved exceeds $120,000. The policy authorizes the Audit Committee to approve a related person transaction if it determines that the transaction is at least as favorable to us as would have been expected if the transaction had been with a person who is not related to us, or is in our best interest. The policy does not cover loan transactions described in the next paragraph, which are generally subject to approval by the Bank’s Board of Directors to the extent required by applicable banking laws and regulations.

The Bank has had, and expects in the future to have, loan transactions in the ordinary course of business with our directors, executive officers, or their immediate family, or companies they have a material interest in, on substantially the same terms as those prevailing for comparable transactions with others. All such transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Based on a review of filings, we believe that all reports required to be filed under Section 16(a) for 2018 were timely filed.

PROPOSAL #2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Our Audit Committee has selected BDO as our independent registered public accounting firm for the year ending December 31, 2019. BDO began serving as our independent auditor for the fiscal year ended December 31, 2007. Services provided to us by BDO in 2018 are described under the heading “Principal Accountant Fees and Services” below.

Our Board of Directors is asking our shareholders to ratify the selection of BDO as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, our Board is submitting the selection of BDO to our shareholders for ratification as a matter of good corporate practice.

Representatives of BDO plan to attend the annual meeting of shareholders, will have the opportunity to make a statement if they desire to do so, and will respond to appropriate questions by shareholders.

Our Board of Directors recommends that you vote FOR ratification of the appointment of BDO as our independent registered public accounting firm for 2019. Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for ratification of the appointment of BDO.

In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and the best interest of our shareholders.

46	MERCANTILE BANK CORPORATION	2019 PROXY STATEMENT

Principal Accountant Fees and Services

The following table shows the fees for audit and other professional services provided to us by BDO for 2018 and 2017.

	2018	2017
Audit Fees	$380,248	$371,194
Audit-Related Fees	24,217	23,009
Tax Fees	0	0
All other fees	0	0

The Audit Committee’s policy is to pre-approve all audit services and non-audit services that are to be performed for us by our independent auditor. Under the Audit Committee’s policy, authority to pre-approve permitted services has been delegated to two members of the Audit Committee, either of whom can act alone, for circumstances when pre-approval is not obtained from the full Audit Committee. Any pre-approval by the delegated authority is required to be reported to the Audit Committee at its next meeting. All of the services described in the table above were pre-approved by the Audit Committee.

PROPOSAL #3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our executive compensation program is intended to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase shareholder value. Our philosophy in setting compensation policies for executive officers is to align pay with performance, while at the same time providing competitive compensation. We believe that our compensation policies and procedures are aligned with the long-term interests of our shareholders.

As required by Section 14A of the Exchange Act, this proposal seeks a shareholder advisory vote on the approval of compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Mercantile Bank Corporation’s executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement.”

Our Board of Directors urges you to endorse the compensation program for our executive officers by voting FOR the above resolution. The Compensation Committee of the Board of Directors believes that the executive compensation for 2018 is reasonable, appropriate and justified by Mercantile’s performance.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Our Board of Directors recommends that you vote FOR approval of our executive compensation program as described in the Compensation Discussion and Analysis and the compensation tables and otherwise in this proxy statement. Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for approval of our executive compensation program.

PROPOSAL #4 – ADVISORY VOTE ON THE FREQUENCY OF ADVISORY APPROVAL

OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are asking shareholders to vote, in an advisory manner, on how frequently they would like to cast an advisory vote on the compensation of our named executive officers, such as Proposal No. 3 immediately above. This advisory vote on frequency is required pursuant to Section 14A of the Exchange Act. By voting on this Proposal No. 4, shareholders may indicate whether they would prefer holding an advisory vote on executive compensation every one, two or three years. Shareholders who have no preference may also abstain from voting.

The appropriate frequency of an advisory vote on executive compensation is the subject of diverging opinions and views, and we believe there is reasonable basis for each of the three options. Less frequency would encourage a more long-term, rather than short-term, analysis of our executive compensation programs and would avoid the burden that annual votes would impose on shareholders required to evaluate the compensation programs of a large number of companies each year. On the other hand, greater frequency provides shareholders the opportunity to react promptly to emerging trends in compensation and gives the Board of Directors and the Compensation Committee the opportunity to evaluate individual compensation decisions and compensation program changes each year in light of the timely feedback from shareholders.

MERCANTILE BANK CORPORATION	2019 PROXY STATEMENT	47

After careful consideration, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Mercantile at this time. We understand that our shareholders may have different views as to what is the best approach for the Mercantile and we look forward to hearing from you on this proposal.

Although the shareholders’ vote is advisory and is not binding on the Board of Directors, the Board of Directors will take into account the outcome of the vote when considering how frequently to hold “say-on-pay” votes. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board of Directors may in the future decide to alter the frequency of advisory votes and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs. As required by the law as currently in effect, the Board of Directors will put the frequency issue before the shareholders for a new advisory vote at least once every six years.

Our Board of Directors recommends that shareholders select “One Year” when voting on the frequency of advisory votes to approve the compensation of our named executive officers.

SHAREHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

A proposal submitted by a shareholder for the 2020 annual meeting of shareholders must be sent to the Secretary, Mercantile Bank Corporation, 310 Leonard Street NW, Grand Rapids, Michigan 49504 and received by December 9, 2019 in order to be eligible to be included in our proxy statement for that meeting.

A shareholder who intends to present a proposal for the 2020 annual meeting of shareholders, other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must provide us with notice of such intention by at least February 25, 2020, or the persons named in the proxy to vote the proxies will have discretionary voting authority at the 2020 annual meeting with respect to any such proposal without discussion of the matter in our proxy statement pursuant to Rule 14a-4(c) under the Exchange Act.

OTHER MATTERS

Our Board of Directors does not know of any other matters to be brought before the annual meeting. If other matters are presented upon which a vote may properly be taken, it is the intention of the persons named in the proxy to vote the proxies in accordance with their best judgment.

48	MERCANTILE BANK CORPORATION	2019 PROXY STATEMENT

Mercantile® Bank Corporation

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Online

Go to **www.envisionreports.com/MBWM** or scan the QR code – login details are located in the shaded bar below.

Shareholder Meeting Notice

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Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The notice of meeting, proxy statement, and annual report to shareholders are available at:

www.envisionreports.com/MBWM

Easy Online Access — View your proxy materials and vote.

Step 1: Go to **www.envisionreports.com/MBWM**.
Step 2: Click on **Cast Your Vote or Request Materials.**
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selections as instructed on each screen for your delivery preferences.
Step 5: Vote your shares.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before May 2, 2019 to facilitate timely delivery.

2 N O T C O Y

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Shareholder Meeting Notice

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3, and 1 Year on Proposal 4.

1. Election of Directors: David M. Cassard, Edward J. Clark, Michelle L. Eldridge, Jeff A. Gardner, Edward B. Grant, Robert B. Kaminski, Jr., Michael H. Price.
2. Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2019.
3. Advisory approval of the compensation of our named executive officers.
4. Advisory vote on the frequency of advisory approval of the compensation of our named executive officers.
5. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting, or at any adjournment or postponement of the meeting.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Directions to the Mercantile Bank Corporation 2019 Annual Meeting of Shareholders

Here's how to order a copy of the proxy materials and select delivery preferences:

Current and future delivery requests can be submitted using the options below.

If you request an email copy, you will receive an email with a link to the current meeting materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a copy of the proxy materials.

– **Internet** – Go to **www.envisionreports.com/MBWM**. Click Cast Your Vote or Request Materials.

– **Phone** – Call us free of charge at 1-866-641-4276.

– **Email** – Send an email to investorvote@computershare.com with "Proxy Materials Mercantile Bank Corporation" in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials.

To facilitate timely delivery, all requests for a paper copy of proxy materials must be received by May 2, 2019.

Mercantile Bank Corporation

VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **www.envisionreports.com/MBWM** or scan the QR code – login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/MBWM

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3, and 1 Year on Proposal 4.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - David M. Cassard	☐	☐	02 - Edward J. Clark	☐	☐	03 - Michelle L. Eldridge	☐	☐
04 - Jeff A. Gardner	☐	☐	05 - Edward B. Grant	☐	☐	06 - Robert B. Kaminski, Jr.	☐	☐
07 - Michael H. Price	☐	☐						

	1 Year	2 Years	3 Years	Abstain
4. Advisory vote on the frequency of advisory approval of the compensation of our named executive officers.	☐	☐	☐	☐

5. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting,or at any adjournment or postponement of the meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign exactly as your name(s) appear(s) on this proxy and mail it promptly. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, each joint owner should sign. If a corporation or other entity, the signature should be that of an authorized person who should state his or her title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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Our notice and proxy statement and 2018 annual report are available at www.envisionreports.com/MBWM.

Small steps make an impact.
Our notice and proxy statement and 2018 annual report are available at www.envisionreports.com/MBWM.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Mercantile Bank Corporation

310 Leonard Street NW
Grand Rapids, Michigan 49504

Proxy Solicited on Behalf of the Board of Directors
Annual Meeting of Shareholders to be held May 23, 2019

The undersigned hereby appoints Jeff A. Gardner and Michael H. Price, or either of them, with power of substitution in each, proxies of the undersigned to vote all common stock of the undersigned in Mercantile Bank Corporation, at the annual meeting of shareholders to be held on May 23, 2019, and at all adjournments or postponements thereof, with all powers that the undersigned would have if present at the meeting.

This proxy will be voted as specified by the undersigned. If no choice is specified, this proxy will be voted as to all shares of the undersigned, FOR the election of all nominees for directors, FOR the ratification of the independent registered public accounting firm, FOR the advisory approval of the compensation of our named executive officers, FOR "One Year" with regard to the advisory vote on the frequency of advisory approval of the compensation of our named executive officers, and according to the discretion of the Proxies on any other matters that may properly come before the meeting or any adjournment or postponement of the meeting.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be voted on reverse side.)

C Non-Voting Items

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Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐